AGREEMENT AND PLAN OF MERGER

by and among

GlobalOptions Group, Inc.,

GO Merger Sub LLC,

Walker Digital, LLC

and

Walker Digital Holdings, LLC

dated as of July 11, 2013

TABLE OF CONTENTS

Page

ARTICLE 1.	DEFINITIONS	1
ARTICLE 2.	THE MERGER	8
2.1	The Merger	8
2.2	Closing	8
2.3	Effective Time of the Merger	8
2.4	Effects of the Merger	8
2.5	Certificate of Formation of the Surviving Company	9
2.6	Effectiveness of Concurrent Agreements	9
ARTICLE 3.	EFFECT OF THE MERGER ON THE MEMBERSHIP INTERESTS OF COMPANY AND MERGER SUB	9
3.1	Effect on Limited Liability Company Interests	9
3.2	Issuance	10
3.3	Additional Actions	10
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF COMPANY PARENT AND THE COMPANY	10
4.1	Organization, Standing and Power	10
4.2	Subsidiaries	10
4.3	Capital Structure of the Company	10
4.4	Corporate Authority; Noncontravention	11
4.5	Governmental Authorization	12
4.6	Financial Statements	12
4.7	Absence of Certain Changes or Events	12
4.8	Certain Fees	13
4.9	Litigation; Labor Matters; Compliance with Laws	13
4.10	Benefit Plans	13
4.11	Effect of Transaction	14
4.12	Tax Returns and Tax Payments	14
4.13	Environmental Matters	15
4.14	Company Contracts	16
4.15	Intellectual Property	16
4.16	Undisclosed Liabilities	17

i

4.17	Properties	17
4.18	Insurance	17
4.19	Related Party Transactions	17
4.20	Questionable Payments	17
4.21	Company Assets and Liabilities	17
4.22	Successor Liabilities	17
ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	17
5.1	Organization, Standing and Power	17
5.2	Subsidiaries	18
5.3	Capital Structure of Parent and Merger Sub	19
5.4	Corporate Authority; Noncontravention	20
5.5	Governmental Authorization	20
5.6	SEC Documents; Undisclosed Liabilities; Financial Statements	21
5.7	Absence of Certain Changes	22
5.8	Certain Fees	22
5.9	Litigation; Labor Matters; Compliance with Laws	22
5.10	Benefit Plans	23
5.11	Effect of Transaction	23
5.12	Tax Returns and Tax Payments	23
5.13	Environmental Matters	25
5.14	Parent Material Contracts	26
5.15	Intellectual Property	26
5.16	Board Determination	26
5.17	Required Parent Share Issuance Approval	26
5.18	Undisclosed Liabilities	26
5.19	Related Party Transactions	26
5.20	Questionable Payments	27
5.21	Obligations to or by Stockholders	27
ARTICLE 6.	COVENANTS OF COMPANY PARENT AND THE COMPANY	27
6.1	Conduct of the Company Business	27

6.2	Satisfaction of Conditions Precedent	28
6.3	Access	29
6.4	Notification of Certain Matters	29
6.5	Contribution of Assets	29
6.6	Offering Materials	29
ARTICLE 7.	COVENANTS OF PARENT AND MERGER SUB	29
7.1	Obligations	29
7.2	Conduct of the Parent Business	29
7.3	Access	31
7.4	Notification of Certain Matters	31
7.5	Satisfaction of Conditions Precedent	31
7.6	Contingent Shares	31
7.7	Exclusive Dealings	32
7.8	Directors’ and Officers’ Indemnification	34
7.9	Reimbursement of Certain Expenses	35
7.10	Name of the Company	35
7.11	401(k) Plan	35
ARTICLE 8.	COVENANTS OF COMPANY PARENT, PARENT AND THE COMPANY	35
8.1	Notices of Certain Events	35
8.2	Public Announcements	36
8.3	Transfer Taxes	36
8.4	Reasonable Efforts	36
8.5	Post-Closing SEC Matters	37
8.6	Exclusive Dealings	37
8.7	Post-Closing Amendments	38
8.8	Certain Patent Assets	38
8.9	Certain Employment Agreements	38
8.10	Transition Services	38
ARTICLE 9.	CONDITIONS TO MERGER	39
9.1	Condition to Obligation of Each Party to Effect the Merger	39

9.2	Additional Conditions to Obligations of Parent and Merger Sub	39
9.3	Additional Conditions to Obligations of Company Parent and the Company	40
ARTICLE 10.	TERMINATION	43
10.1	Termination	43
10.2	Notice of Termination	44
10.3	Effect of Termination	44
10.4	Fees and Expenses upon Termination	44
ARTICLE 11.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION	45
11.1	Survival	45
11.2	Indemnification by Parent	45
11.3	Payment of Damages by Parent	45
11.4	Indemnification by Company Parent	46
11.5	Payment of Damages by Company Parent	46
11.6	Indemnification Procedures	47
11.7	Certain Limitations	48
ARTICLE 12.	GENERAL PROVISIONS	49
12.1	Notices	49
12.2	Amendment	51
12.3	Waiver	51
12.4	Failure or Indulgence Not Waiver; Remedies Cumulative	51
12.5	Expenses	51
12.6	Severability	51
12.7	Entire Agreement	51
12.8	Assignment	52
12.9	Specific Performance	52
12.10	Parties In Interest	52
12.11	Governing Law; Jurisdiction	52
12.12	Counterparts	53
12.13	Interpretation	53

Exhibits

Exhibit A-1:	Form of BCM Lock-Up Agreement
Exhibit A-2:	Form of Company Parent Lock-Up Agreement
Exhibit B:	Form of Shared Services Agreement
Exhibit C:	Form of Indemnification Agreement
Exhibit D-1:	Form of Amendment to Schiller Agreement
Exhibit D-2:	Form of Amendment to Nyweide Agreement
Exhibit E:	Opinion Matters – Robinson & Cole LLP
Exhibit F:	Opinion Matters – Olshan Frome Wolosky LLP
Exhibit G:	Form of Certificate of Designations
Exhibit H-1:	Form of Schiller Extension Agreement
Exhibit H-2:	Form of Nyweide Extension Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this or the “Agreement”) is made and entered into as of July 11, 2013, by and among GlobalOptions Group, Inc., a Delaware corporation (“Parent”), GO Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Walker Digital, LLC, a Delaware limited liability company (the “Company Parent”) and Walker Digital Holdings, LLC, a Delaware limited liability company (“Company”).

RECITALS

A.           The Board of Directors of Parent and the respective managers or managing members of Merger Sub, Company Parent and the Company have determined that it is in the best interest of the respective companies and their respective members or stockholders to consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth herein.

B.           The Board of Directors of Parent and the respective managers or managing members of Merger Sub, Company Parent and the Company have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the DGCL and the DLLCA (both as hereinafter defined), as applicable, and their respective Charter Documents.

C.           Each of Parent, Merger Sub, Company Parent and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and also to prescribe various conditions to the consummation thereof.

D.           The parties intend that the transactions provided for herein shall be treated for federal and applicable state income tax purposes as a contribution of property by the Company Parent to Parent that is described in Section 351 of the Code.

AGREEMENT

In consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.
DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“8-K Report” shall have the meaning set forth in Section 8.5.

“Action” means any action, arbitration, audit, hearing, litigation, suit or other similar proceeding (whether civil, criminal, administrative or governmental).

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Adverse Board Action” shall have the meaning set forth in Section 7.7(c).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Agreement” shall have the meaning set forth in Section 7.7(c).

“Asset Contribution” shall have the meaning set forth in Section 6.5.

“BCM” means Broadband Capital Management, L.L.C.

“BCM Restricted Stock Agreement” means the Restricted Stock Agreement, dated as July 11, 2013, between Parent and BCM.

“BCM Shares” means the 1,325,776 restricted shares of Parent Common Stock to be issued to BCM pursuant to the BCM Restricted Stock Agreement.

“Benefit Plan” shall have the meaning set forth in Section 4.10.

“Business Employees” shall have the meaning set forth in Section 8.10.

“Charter Documents” means, as applicable, the articles of incorporation (including any certificate of designations), certificate of formation, by-laws, limited liability company agreement or like organizational documents, each as amended to date.

“Claims Deadline” means the date that is sixty (60) days after the date on which the auditor’s report on the financial statements of the first full year of combined operations of Parent and the Company is delivered to Parent.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet Date” shall have the meaning set forth in Section 4.6(b).

“Company Contract” shall have the meaning set forth in Section 4.14.

“Company Expenses” shall have the meaning set forth in Section 10.4.

“Company Group” shall have the meaning set forth in Section 8.6.

“Company Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Company Membership Interests” means the equity interests of the member of the Company in the Company.

“Company Parent” shall have the meaning set forth in the Recitals.

“Company Parent Membership Interests” means the equity interests of the members of the Company Parent in the Company Parent.

“Company Transaction Proposal” shall have the meaning set forth in Section 8.6.

“Contingent Shares” shall have the meaning set forth in Section 7.6(a).

“Contingent Shares Trigger” shall have the meaning set forth in Section 7.6(a).

“Contract” means any binding oral or written agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction or undertaking, or other document to which any Person is a party or by which such Person, capital stock or assets are bound.

“Damages” shall have the meaning set forth in Section 11.2.

“Delaware Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Determination Date” shall have the meaning set forth in Section 11.3.

“DGCL” means the Delaware General Corporation Act.

“Direct Claim” shall have the meaning set forth in Section 11.6(c).

“DLLCA” means the Delaware Limited Liability Company Act.

“D&O Insurance” shall have the meaning set forth in Section 7.8(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Delivery” shall have the meaning set forth in Section 12.12.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Period” shall have the meaning set forth in Section 7.7.

“Extension Agreement” shall have the meaning set forth in Section 8.10.

“Fair Market Value” shall have the meaning set forth in Section 11.3.

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“GAAP” means U.S. generally accepted accounting principles.

“Genesis” shall have the meaning set forth in Section 9.3(l).

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indemnified Party” means each party making a claim under ARTICLE 11.

“Indemnifying Party” means each party against whom a claim is made under ARTICLE 11.

“Indemnitee” shall have the meaning set forth in Section 7.8(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, social media accounts (including but not limited to Facebook, Twitter, Tumblr, and Linkedin) together with login and password information, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentations), and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Knowledge” means, as to Parent and Merger Sub, the actual or constructive knowledge of Jeffrey Nyweide and Harvey W. Schiller, and as to Company, the actual or constructive knowledge of Jon Ellenthal and Gary Greene, in each case after reasonable inquiry of appropriate employees.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any regulatory authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or the results of operations of such Person or (b) if such Person is a party hereto, the ability of such Person to timely consummate the transactions contemplated hereby; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (u) any Order, judgment or decision issued, or any other action taken, in connection with any patent litigation, (v) general business or economic conditions, (w) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (x) changes in United States generally accepted accounting principles, (y) changes in laws, rules, regulations, orders (including executive orders), or other proposed or binding directives issued by any Governmental Entity or other governmental activity or (z) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Interests” shall have the meaning set forth in Section 5.3(b).

“Notice Period” shall have the meaning set forth in Section 7.7(c).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or regulatory authority.

“Owned Intellectual Property” means all Intellectual Property set forth on Schedule 6.5.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Balance Sheet Date” shall have the meaning set forth in Section 5.6(c).

“Parent Common Stock” shall have the meaning set forth in Section 5.3.

“Parent Entities” include Parent, Parent’s subsidiary, Merger Sub and any other Subsidiary of Parent.

“Parent Financial Statements” shall have the meaning set forth in Section 5.6(a).

“Parent Group” shall have the meaning set forth in Section 7.7.

“Parent Material Contract” shall have the meaning set forth in Section 5.14.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.3(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.6.

“Parent Series B Preferred Stock” shall mean the Series B Preferred Stock of Parent, par value $0.001 per share, having the rights and privileges as set forth in the Certificate of Designations as attached hereto as Exhibit G.

“Parent’s Subsidiary” means GlobalOptions, Inc., a Delaware corporation.

“Permit” means any approval, authorization, certificate, consent, filing, franchise, license, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pre-Closing Taxes” means Taxes for any Tax period ending on or prior to the Closing Date and the portion of Taxes for a Tax period that begins on or before and ends after the Closing Date that is attributable to the portion of such period that ends on the Closing Date.  For purposes of allocating Taxes for a Tax period that begins on or before and ends after the Closing Date, (i) in the case of property, real property or similar Taxes, the allocation will be made based on the relative number of days in such Tax period that are in the portion of such period that ends on the Closing Date and the number of days in such Tax period that are in the portion that begins on the day after the Closing Date, and (ii) in the case of all other Taxes, including all Taxes imposed on income or on a transactional basis, the allocation will be made based on an interim closing of the books as of the close of business on the Closing Date.

“SEC” means the Securities and Exchange Commission.

“Secondary Registration” shall have the meaning set forth in Section 7.6(a)(i).

“Secondary Sale” shall have the meaning set forth in Section 9.2(h).

“Secondary Sale Shares” means the shares of Parent Common Stock sold by Company Parent pursuant to the Secondary Sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Services Agreement” shall have the meaning set forth in Section 2.6.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Superior Proposal” shall have the meaning set forth in Section 7.7(b).

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, occupation, capital stock, payroll, employment, social security, workers compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Party Claim” shall have the meaning set forth in Section 11.6(a).

“Tax Return” means any return, report, information return, schedule, certificate, statement, election or other document (including any related or supporting information) required to be supplied to any Governmental Entity or other Person in connection with any Tax.

“Taxing Authority” means any Person with any regulatory or governmental power or authority with respect to the administration of any Tax.

“Termination Fee” shall have the meaning set forth in Section 10.4.

“Transaction Documents” means the Agreement and any other document executed and delivered pursuant hereto, together with any exhibits or schedules to such documents.

“Transaction Proposal” shall have the meaning set forth in Section 7.7.

“Transfer Taxes” shall have the meaning set forth in Section 8.3.

“Vendor” means IP Navigation Group, LLC.

ARTICLE 2.
THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3).  Also at the Effective Time, the separate legal existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company (sometimes referred to herein as the “Surviving Company”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DLLCA.

2.2           Closing.  Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017 at the date and time to be specified by the parties hereto, which date shall be as soon as reasonably practicable, and in no event later than five (5) business days, after the date on which the conditions to Closing set forth in ARTICLE 9 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. Notwithstanding the foregoing, upon the mutual agreement of the parties hereto, the Closing may be consummated via the delivery of executed documents by courier or by Electronic Delivery. The date on which the Closing actually occurs and the transactions contemplated hereby, including the Merger, become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

2.3           Effective Time of the Merger.  Subject to the provisions of this Agreement, at the Closing, the parties shall (a) cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 209 of the DLLCA and (b) take all such other and further actions as may be required by the DLLCA or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Delaware Certificate of Merger or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger in accordance with relevant provisions of the DLLCA. The date and time of such effectiveness are referred to herein as the “Effective Time.”

2.4           Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be set forth herein and as provided in the applicable provisions of the DLLCA.

2.5           Certificate of Formation of the Surviving Company.  The Certificate of Formation of the Company as in effect immediately prior to the Effective Time and as amended by the Delaware Certificate of Merger shall, from and after the Effective Time, be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or in accordance with applicable Law.

2.6           Effectiveness of Concurrent Agreements.  Concurrent with entering into this Agreement, Parent has entered into (i) a lock-up agreement with BCM in substantially the form of Exhibit A-1, (ii) a lock-up agreement with Company Parent in substantially the form of Exhibit A-2, (iii) a shared services agreement (the “Shared Services Agreement”) with Walker Digital Management, LLC in substantially the form of Exhibit B, (iv) Extension Agreements with each of the Business Employees, and (v) indemnification agreements in substantially the forms of Exhibit C with the Persons identified on Schedule 9.2(i), each of which shall become effective concurrently as of the Effective Time.

ARTICLE 3.
EFFECT OF THE MERGER ON THE MEMBERSHIP INTERESTS OF COMPANY AND MERGER SUB.

3.1           Effect on Limited Liability Company Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company Parent or the Company or any holder of capital stock or limited liability company interests of Parent, Merger Sub, Company Parent or the Company:

(a)           Limited Liability Company Interests of Merger Sub.  One hundred percent (100%) of the limited liability company interests in the Merger Sub outstanding immediately prior to the Effective Time shall be converted into validly issued, fully paid, and nonassessable limited liability company interests of the Surviving Company, which shall, as of the Effective Time, constitute all of the issued and outstanding limited liability company interests of the Surviving Company.

(b)           Conversion of the Company Membership Interests. Subject to other provisions of this ARTICLE 3:

(i) One hundred percent (100%) of the Company Membership Interests issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted automatically into validly issued, fully paid, and non-assessable shares of Parent Series B Preferred Stock and validly issued, fully paid, and non-assessable shares of Parent Common Stock (collectively, the “Merger Consideration”), in such proportion of Parent shares of Series B Preferred Stock to shares of Parent Common Stock as Company Parent may specify to Parent in writing no later than three days before the Closing Date, provided that, as of the Effective Time, (i) the shares of Parent Series B Preferred Stock included in the Merger Consideration (for the avoidance of doubt, excluding any Contingent Shares) will, in the aggregate, represent, for income tax purposes, not less than eighty percent (80%) of the voting power of the interests in Parent that are treated as equity for federal income tax purposes (calculated on a fully diluted basis), and (ii) the Merger Consideration (for the avoidance of doubt, excluding any Contingent Shares) shall comprise 70.79% of the economic interests in the Parent (calculated on a fully diluted basis, prior to the issuance of any options referenced in Section 8.7(i) and assuming the issuance of shares to the Vendor as set forth on Schedule 3.1). The capitalization of the Parent as of the Effective Time shall be as set forth on Schedule 3.1.

(ii)           At the Effective Time, all Company Membership Interests shall automatically be canceled and retired and no longer outstanding and shall cease to exist.

3.2           Issuance.  At the Effective Time, Parent shall transfer the Merger Consideration to the Company Parent. Prior to the Effective Time, Parent shall take all steps necessary, including with respect to notices and communications with Parent’s transfer agent, to effect the foregoing.

3.3           Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF COMPANY PARENT AND THE COMPANY

Company Parent and the Company, jointly and severally, represent and warrant to Parent and Merger Sub that, except as set forth in the Schedules hereto:

4.1           Organization, Standing and Power.  Each of Company Parent and the Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as now being conducted. Each of Company Parent and the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company or with respect to the ability of either Company Parent or the Company to timely consummate the transactions contemplated hereby. Each of Company Parent and the Company has delivered or made available to Parent a true and correct copy of the Charter Documents of Company Parent and the Company. Each of Company Parent and the Company is not in violation of any of the provisions of its Charter Documents.

4.2           Subsidiaries.  The Company has no Subsidiaries.

4.3           Capital Structure of the Company.  All Company Membership Interests are owned by Company Parent, and  no Company Membership Interests are issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding Company Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Company Membership Interests, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters or convertible into Company Membership Interests. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company interests or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any Company Membership Interests.

4.4           Corporate Authority; Noncontravention.  Each of Company Parent and the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company Parent and the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Company Parent and the Company, as applicable. This Agreement has been duly executed and delivered by each of Company Parent and the Company and, when duly executed and delivered by each of Parent and Merger Sub, shall constitute a valid and binding obligation of each of Company Parent and the Company, as applicable, enforceable against each of Company Parent and the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either of Company Parent or the Company under, (i) the Charter Documents of Company Parent or the Company, as applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Company Parent or the Company, as applicable, or their properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 4.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to either of Company Parent or the Company, as applicable, or their properties or assets, that, in the case of clauses (ii) and (iii), individually or in the aggregate, would have a Material Adverse Effect with respect to the Company or with respect to the ability of either Company Parent or the Company to timely consummate the transactions contemplated hereby.

4.5           Governmental Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by either Company Parent or the Company in connection with the execution and delivery of this Agreement by Company Parent or the Company or the consummation by Company Parent or the Company of the transactions contemplated hereby, except any filings required under the DLLCA, the Securities Act, the Exchange Act, the Over-the-Counter Bulletin Board or any applicable state securities or “blue sky” laws.

4.6           Financial Statements.

(a)           The unaudited financial statements of the Company Parent with respect to the business of Company Parent related to the assets and liabilities set forth on Schedule 6.5, for the fiscal years ended December 31, 2011 and 2012 (the “Financial Statements”) and the unaudited financial statements of the Company Parent with respect to such business for the five-month period ended May 31, 2013 (the “Interim Financial Statements”),  copies of each of which have been delivered to Parent on the date hereof, fairly present in all material respects the financial position of the Company Parent at the dates indicated and its results of operations, cash flows and changes in members’ equity as at the respective dates thereof and for the respective periods indicated therein, and except as indicated therein, reflect, as of the dates indicated, all debts and liabilities of the Company Parent, fixed or contingent, and of a nature required to be disclosed on a balance sheet, that are, individually or in the aggregate, material to the business, results of operation, or financial condition of the Company Parent, in each case with respect to the business related to the assets and liabilities set forth on Schedule 6.5. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to the absence of notes and, in the case of the Interim Financial Statements, to normal recurring adjustments.

(b)           Since the date of the formation of the Company, there has been no action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)           Except for the issuance of Company Membership Interests to Company Parent in connection with the formation of the Company, the Company has not (i) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any Company Membership Interests or any other equity interest or security of the Company or (ii) granted, or agreed to grant, any option, warrant or other right to subscribe for or to purchase any Company Membership Interest or any other equity interest or security of the Company.

4.7           Absence of Certain Changes or Events.  Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since the date of its formation, the Company has not conducted any business except for business related to the Asset Contribution conducted in the ordinary course and there is not and has not been any:

(a)           event, which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 6.1 without prior consent of Parent;

(b)           action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(c)           incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course;

(d)           creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course;

(e)           other action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

(f)           agreement or commitment to do any of the foregoing.

4.8           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Company Parent or the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9           Litigation; Labor Matters; Compliance with Laws.

(a)           Except as set forth on Schedule 4.9(a), there is no suit, action or proceeding or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened against or affecting Company Parent or the Company or, to the Knowledge of the Company, any basis for any such suit, action, proceeding or investigation, in each case that, individually or in the aggregate, if determined adversely to Company Parent or the Company, would reasonably be expected to (i) have a Material Adverse Effect with respect to the Company, or (ii) prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or Order of any Governmental Entity or arbitrator outstanding against Company Parent or the Company having, or which, insofar as reasonably could be foreseen by Company Parent or the Company, in the future could have, any such effect.

(b)           The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it, as of the date of this Agreement, the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor, as of the date of this Agreement, is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Company.

(c)           The Company is in compliance with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable to the Company or by which the Company or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.10           Benefit Plans.  The Company is not a party to any Benefit Plan under which the Company has an obligation to provide benefits to any current or former employee, officer or director of the Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

4.11           Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Benefit Plan of the Company; (v) result in “excess parachute payments” by or with respect to the Company within the meaning of Section 280G(b) of the Code; or (vi) trigger or cause the issuance of Company Membership Interests, or options, warrants or rights of any kind to acquire Company Membership Interests.

4.12           Tax Returns and Tax Payments.

(a)           The Company has timely (taking into account all applicable extensions) filed with the appropriate taxing authorities all Tax Returns required to be filed by it and otherwise provided to the appropriate Persons all Tax Returns required to be provided by it, other than Tax Returns the failure to so file or provide would not, in the aggregate, have a Material Adverse Effect on the Company.  All such Tax Returns are true, correct and complete. All Taxes due and owing by the Company have been paid (whether or not shown or required to be shown on any Tax Return).  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(b)           Since the date of its formation, the Company has not incurred any  liability for Taxes outside the ordinary course of business.  The Taxes of the Company due or that will be due with respect to any Tax period (or portion thereof) ending on or before the Closing Date  will not exceed the reserve (as of the Closing Date) for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company. No extension of time to file a Tax Return of the Company, which Tax Return of the Company has not since been filed in accordance with applicable law, has been filed.  There is no power of attorney in effect with respect or relating to any Tax of the Company or Tax Return of the Company.

(c)           The Company has withheld all material amounts required to be withheld on account of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.  All amounts so withheld have been paid over to or for the benefit of the appropriate Taxing Authority in connection with applicable procedures, or are being held by the Company pending timely payment to or for the benefit of the appropriate taxing authority in connection with applicable procedures.

(d)           No claim has ever been made in writing or, to the Knowledge of the Company, otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No material claim for unpaid Taxes has been made or asserted in writing or, to the Knowledge of the Company, otherwise against the Company.  There are no liens for Taxes against the property of the Company other than liens for Taxes not yet due.  Except as set forth on Schedule 4.12, no audit or other similar proceeding involving the Company with respect to Taxes is being conducted by any Taxing Authority or, to the Knowledge of the Company, has been threatened.  No extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.  No power of attorney granted by the Company with respect to a Tax matter is outstanding and effective.

(e)           The Company is not a party to a Tax sharing or Tax allocation agreement pursuant to which it could have any liability following the Closing.  The Company has no liability for the Taxes of another Person (i) under Treasury Regulations 1.1502-6, or any similar provision of state, local or non-U.S. law, (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(f)           The Company has not participated in a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(g)           The Company has not received a ruling from any taxing authority or entered into an agreement with any taxing authority.

(h)           The Company is not required to include amounts in income as a result of a change in accounting method occurring before the Closing Date and will not be required to include amounts in income following the Closing as a result of installment sales or “open transactions” entered into, or prepaid amounts, refund or credit received, before the Closing.

(i)           The Company (or any predecessor of the Company) has not been a party to and has not distributed stock of another Person, nor has any stock of the Company (or any predecessor of the Company) been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)           The Company is and has always been a disregarded entity for federal income Tax purposes and no election has been made to treat the Company as other than a disregarded entity for any state income Tax purposes.

4.13           Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company is in compliance with all Environmental Laws; (ii) the Company has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations; (iii) the Company holds all Permits and authorizations required under applicable Environmental Laws, and is in compliance with all terms, conditions and provisions of all such Permits and authorizations; (iv) to the Knowledge of the Company, no releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property; (v) the Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location; (vi) the Company has no liability, absolute or contingent, under any Environmental Law; and (vii) there are no past, pending or, to the Knowledge of the Company, threatened claims under Environmental Laws against the Company and Company is not aware of any facts or circumstances that would reasonably be expected to result in a liability or claim against the Company pursuant to Environmental Laws.

4.14           Company Contracts.

(a)           The Company is not party to any Contracts except for (i) this Agreement and the Contracts expressly contemplated hereby, (ii) the limited liability company agreement of the Company and (iii), after the effectiveness of the Asset Contribution, the Contracts set forth on Schedule 6.5 (collectively, the “Company Contracts”).

(b)           The Company is not, and has not received any written notice, and has no Knowledge that any other party is, in default under any Company Contract, and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default under any Company Contract, in either case that would (a) permit any other party to cancel or terminate such Company Contract (with or without notice of passage of time) or (b) provide a basis for any other party to claim money damages in excess of $100,000 (either individually or in the aggregate with all other such claims under such Company Contract) or (c) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Company Contract.

4.15           Intellectual Property.  The representations and warranties in this Section 4.15 are subject to the Actions set forth on Schedule 4.9(a) and any Order, judgment or decision issued, or any other action taken, in connection with any patent litigation or by the United States Patent and Trademark Office.

(a)           As of the date hereof, Company Parent owns all of the Owned Intellectual Property. As of the date of the Asset Contribution, (i) the Owned Intellectual Property constitutes all material Intellectual Property currently used or held for use or necessary for the operation of the Company’s business as conducted by Company; and (ii) the Company owns all of the Owned Intellectual Property.

(b)           Except pursuant to the agreements identified  in Schedule 4.15, there are no material agreements or other arrangements pursuant to which Company or Company Parent has licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Owned Intellectual Property.  Except for the assets subject to Section 8.8, as of the date of the Asset Contribution, the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of all of the Owned Intellectual Property.

(c)           The Owned Intellectual Property has not been sold, assigned or transferred to a third Person, or abandoned, permitted to lapse or passed into the public domain and constitutes substantially all of the patents owned by Company Parent as of the date hereof.

(d)           To the Knowledge of the Company, the Owned Intellectual Property does not misappropriate or infringe, nor shall the Company’s use thereof following the Closing in substantially the same manner as it was used prior to the Closing, misappropriate or infringe, any Intellectual Property of any third Person or constitute unfair competition or trade practices under the laws of any relevant jurisdiction.

4.16           Undisclosed Liabilities.  The Company has no liabilities, other than (i) after the effectiveness of the Asset Contribution and as of immediately prior to the Closing, the liabilities set forth on Schedule 6.5, (ii) liabilities incurred in the ordinary course of the business of the Company, and (iii) liabilities incurred in connection with the transactions contemplated by this Agreement or as permitted or contemplated by this Agreement.

4.17           Properties.  Except for the assets contributed to the Company  after the date hereof and set forth on Schedule 4.17, the Company neither owns nor leases any tangible property or assets.

4.18           Insurance.  Except as set forth on Schedule 4.18, the Company does not maintain insurance coverage.

4.19           Related Party Transactions.  Except  as set forth on Schedule 4.19, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand.

4.20           Questionable Payments.  Neither the Company nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.21           Company Assets and Liabilities.  As of the date hereof, the Company does not own any assets or owe any other liabilities, and as of immediately prior to Closing, the Company will not have any assets other than as set forth on Schedule 4.17 and Schedule 6.5.

4.22           Successor Liabilities.  Other than as contemplated herein, the Company has not and will not succeed to any obligations or liabilities of Company Parent or the Subsidiaries of Company Parent incurred at or prior to the Closing.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company and Company Parent that, except as set forth in the Schedules hereto:

5.1           Organization, Standing and Power.  Each of Parent, Parent’s Subsidiary and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties and carry on its business as now being conducted. Each of Parent, Parent’s Subsidiary and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect with respect to such Person. Parent has delivered or made available to Company a true and correct copy of the Charter Documents of each of Parent, Parent’s Subsidiary and Merger Sub. None of Parent, Parent’s Subsidiary and Merger Sub is in violation of any of the provisions of its Charter Documents.

5.2           Subsidiaries.  Other than Merger Sub and Parent’s Subsidiary, Parent has no Subsidiaries. Except for the capital stock of, or other equity or voting interests in, Parent’s Subsidiary and Merger Sub, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.  Neither Merger Sub nor Parent’s Subsidiary (i) has any Subsidiaries or (ii) owns, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

5.3           Capital Structure of Parent and Merger Sub.

(a)           Immediately prior to the issuance of the Merger Consideration at Closing, the authorized capital stock of Parent will consist of (i) 100,000,000 shares of common stock, par value $0.001 (“Parent Common Stock”), of which 7,523,536 shall be issued and outstanding, and (ii) 15,000,000 shares of Preferred Stock (including up to 14,880,000 shares of Parent Series B Preferred Stock), par value $0.001 (“Parent Preferred Stock”), of which zero (0) shares will be issued and outstanding and, except as set forth on Schedule 5.3(a), no shares of Parent Common Stock or Parent Preferred Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. As of the date hereof, and as of the Closing Date, (i) the only interests or arrangements that are treated as outstanding equity of Parent for federal income Tax purposes are 6,197,760 shares of Parent Common Stock and (ii) other than (A) Parent’s obligation to issue the Merger Consideration and the Contingent Shares pursuant to this Agreement, (B) Parent’s obligations, pursuant to a letter agreement as contemplated by Section 9.3(l) between Parent and Harvey Schiller, to issue to Harvey Schiller 100,000 shares of Parent Common Stock, (C) Parent’s obligations, pursuant to a letter agreement as contemplated by Section 9.3(l) between Parent and Jeffrey Nyweide, to issue to Jeffrey Nyweide 83,334 shares of Parent Common Stock, (D) the option, set forth in the March 26, 2012 amendment to the employment agreement between Harvey Schiller and Parent, that Parent has granted to Harvey Schiller to purchase 125,000 shares of the Parent’s Common Stock at a purchase price of $3.05 per share, and (E) the option, set forth in the March 26, 2012 amendment to the employment agreement between Jeffrey Nyweide and Parent, that Parent has granted to Jeffrey Nyweide to purchase 75,000 shares of the Parent’s Common Stock at a purchase price of $3.05 per share, neither Parent, nor Parent’s Subsidiary nor Merger Sub has entered into any contract or other arrangement pursuant to which Parent is or could become obligated to issue shares or otherwise enter into an arrangement which would be treated as an issuance of equity by Parent for federal income Tax purposes. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters or convertible into shares of capital stock of the Company. Except as set forth on Schedule 5.3(a), it is currently the case, and as of the Closing will be the case, that there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its Subsidiaries. Except as set forth on Schedule 5.3(a), (i) there are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent, (ii) neither the Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any securities issued by the Parent or any of its Subsidiaries or with respect to any other arrangement that is treated for federal income Tax purposes as an equity interest in Parent and (iii) neither the Parent nor any of its Subsidiaries has entered into any agreements regarding the nomination, appointment or election of members of the board of directors of Parent.  The BCM Restricted Stock Agreement sets forth all of the arrangements and understandings between Parent and BCM with respect to the vesting of, voting of, risk of forfeiture with respect to, and restrictions on transferability of, the shares of Parent Common Stock issued thereunder.

(b)           Merger Sub was formed specifically for the purpose of the Merger and has not conducted any business or acquired any property or assets, and will not conduct any business or acquire any property or assets prior to the Effective Time, except as necessary to fulfill its obligations under this Agreement. All of the limited liability company interests in Merger Sub (“Merger Sub Interests”) are owned by Parent, and no Merger Sub Interests will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding Merger Sub Interests are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Merger Sub Interests, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Merger Sub is, and will on the Closing Date be, treated as a disregarded entity for federal and applicable state income Tax purposes.  Parent has not made, and will not prior to the Closing make, an election to treat Merger Sub as other than a disregarded entity for federal or state income Tax purposes.

(c)           The authorized capital stock of Parent’s Subsidiary consists of 200 shares of common stock, par value $0.01, of which 100 are issued and outstanding, and no shares of Parent’s Subsidiary’s common stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Parent’s Subsidiary are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for Parent’s Subsidiary’s common stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent’s Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote).

(d)           Shares of Parent Common Stock are quoted on the OTC Bulletin Board under the symbol “GLOI.OB,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Common Stock. Other than as set forth on Schedule 5.3(d), since December 31, 2009, Parent has not received a written notice from the SEC, FINRA, NASDAQ or the OTC Bulletin Board with respect to the Parent Common Stock, other than correspondence that is not substantive in nature.  The subject matter of each of such notices has been resolved to the satisfaction of the applicable regulatory authority that issued the notice.

5.4           Corporate Authority; Noncontravention.  Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, when duly executed and delivered  by each of Company Parent and Company, shall constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Other than as set forth on Schedule 5.4, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, (i) the Charter Documents of each of Parent and Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Parent or Merger Sub or the properties or assets of either, or (iii) subject to the governmental filings and other matters referred to in Section 5.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to either Parent or Merger Sub, each of its properties or assets, that, in the case of clauses (ii) and (iii), individually or in the aggregate, would have a Material Adverse Effect with respect to such Person.

5.5           Governmental Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except any filings required under the DLLCA, the Securities Act, the Exchange Act, the Over-the-Counter Bulletin Board or any applicable state securities or “blue sky” laws.

5.6           SEC Documents; Undisclosed Liabilities; Financial Statements.

(a)           Parent has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents (the “Parent Financial Statements”) comply as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b)           Parent is not an “investment company” within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(c)           Since December 31, 2012 (the “Parent Balance Sheet Date”), there has been no action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect with respect to Parent.

(d)           Since the Parent Balance Sheet Date, except as expressly set forth in this Agreement, Parent has not (i) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent or (ii) granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent.

5.7           Absence of Certain Changes.  Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 5.7, since the Parent Balance Sheet Date, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and there is not and has not been any:

(a)           event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.2 without prior consent of the Company;

(b)           action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to prevent, hinder or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(c)           incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d)           creation or other incurrence by Parent or any of its Subsidiaries of any Lien on any asset other than in the ordinary course consistent with past practices;

(e)           other action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect with respect to Parent or any of its Subsidiaries; or

(f)           agreement or commitment to do any of the foregoing.

5.8           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Parent or Merger Sub to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement, except for the BCM Shares and  $100,000 in cash to BCM.

5.9           Litigation; Labor Matters; Compliance with Laws.

(a)           There is no suit, action or proceeding or, to the Knowledge of Parent or Merger Sub, investigation pending or, to the Knowledge of Parent or Merger Sub, threatened against or affecting Parent or any of its Subsidiaries or to the Knowledge of Parent or Merger Sub, any basis for any such suit, action, proceeding or investigation in each case that, individually or in the aggregate, if determined adversely to any such Person would reasonably be expected to (i) have a Material Adverse Effect with respect to such Person, or (ii) prevent, hinder or materially delay the ability of either Parent or Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(b)           None of Parent or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it, as of the date of this Agreement, the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor, as of the date of this Agreement, is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Parent or any of its Subsidiaries.

(c)           Each of Parent and Merger Sub is in compliance with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable to each of Parent and Merger Sub or by which Parent or Merger Sub or any of its respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.

5.10           Benefit Plans.  Except as set forth on Schedule 5.10, neither Parent nor Merger Sub is party to any Benefit Plan under which Parent or Merger Sub has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub.

5.11           Effect of Transaction. Except as set forth on Schedule 5.11, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Parent or Merger Sub to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent or Merger Sub to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) trigger or cause the issuance of shares of, or options, warrants or rights of any kind to acquire shares of, capital stock of either Parent or Merger Sub.

5.12           Tax Returns and Tax Payments.

(a)           Each Parent Entity has timely (taking into account all applicable extensions) filed with the appropriate taxing authorities all Tax Returns required to be filed by it and otherwise provided to the appropriate Persons all Tax Returns required to be provided by it, other than Tax Returns the failure to so file or provide would not, in the aggregate, have a Material Adverse Effect on Parent.  All such Tax Returns are true, correct and complete. All  Taxes due and owing by each Parent Entity have been paid(whether or not shown or required to be shown on any Tax Return).  No Parent Entity is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(b)           The Taxes of the Parent Entities did not, as of the Parent Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Parent Financial Statements (rather than in any notes thereto).  Since the Parent Balance Sheet Date, the Parent Entities have not incurred any liability for Taxes outside the ordinary course of business consistent with past practice.  The unpaid Taxes of the Parent Entities due or that will be due in respect of any Tax period (or portion thereof) ending on or before the Closing Date will not exceed the reserve (as of the Closing Date) for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Parent. No extension of time to file a Tax Return of a Parent Entity, which Tax Return of such Parent Entity has not since been filed in accordance with applicable law, has been filed.  There is no power of attorney in effect with respect or relating to any Tax of any Parent Entity or Tax Return of any Parent Entity.

(c)           Each Parent Entity has withheld all material amounts required to be withheld on account of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  All amounts so withheld have been paid over to or for the benefit of the appropriate Taxing Authority in connection with applicable procedures, or are being held by the relevant Parent Entity pending timely payment to or for the benefit of the appropriate taxing authority in connection with applicable procedures.

(d)           No claim has ever been made in writing or, to the Knowledge of Parent, otherwise addressed to a Parent Entity by a taxing authority in a jurisdiction where such Parent Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No material claim for unpaid Taxes has been made or asserted in writing or, to the Knowledge of the Parent, otherwise against a Parent Entity.  There are no liens for Taxes against the property of a Parent Entity other than liens for Taxes not yet due.  No audit or other similar proceeding involving a Parent Entity with respect to Taxes is being conducted by any Taxing Authority or, to the Knowledge of Parent, has been threatened.  No extension of the statute of limitations on the assessment of any Taxes has been granted by a Parent Entity and is currently in effect.  No power of attorney granted by a Parent Entity with respect to a Tax matter is outstanding and effective.

(e)           No Parent Entity is a party to a Tax sharing or Tax allocation agreement pursuant to which it could have any liability following the Closing.  No Parent Entity has liability for the Taxes of another Person (i) under Treasury Regulations 1.1502-6, or any similar provision of state, local or non-U.S. law, (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(f)           No Parent Entity has participated in a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(g)           No Parent Entity has received a ruling from any taxing authority or entered into an agreement with any taxing authority.

(h)           No Parent Entity is required to include amounts in income as a result of a change in accounting method occurring before the Closing Date or will be required to include amounts in income following the Closing as a result of installment sales or “open transactions” entered into, or prepaid amounts, refund or credit received, before the Closing.

(i)           No Parent Entity (or predecessor of a Parent Entity) has been a party to or has distributed stock of another Person, nor has any stock of a Parent Entity (or any predecessor of a Parent Entity) been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)           Merger Sub is and always has been a disregarded entity for federal income Tax purposes and no election has been made to treat Merger Sub as other than a disregarded entity for any state income Tax purposes.

5.13           Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or any of its Subsidiaries, (i) Parent and each of its Subsidiaries is in compliance with all Environmental Laws; (ii) none of Parent or any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations; (iii) Parent and each of its Subsidiaries hold all Permits and authorizations required under applicable Environmental Laws and are in compliance with all terms, conditions and provisions of all such Permits and authorizations; (iv) to the Knowledge of Parent and Merger Sub, no releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property; (v) neither Parent nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location; (vi) none of Parent of any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law; and (vii) there are no past, pending or, to the Knowledge of Parent, threatened claims under Environmental Laws against Parent or any of its Subsidiaries and neither Parent nor Merger Sub is aware of any facts or circumstances that would reasonably be expected to result in a liability or claim against Parent or any of its Subsidiaries pursuant to Environmental Laws.

5.14           Parent Material Contracts.  Schedule 5.14 lists each Parent Material Contract.  Parent is not and has not received any written notice, and has no Knowledge that any other party is, in default under any Parent Material Contract, and to the Knowledge of Parent, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default under any Parent Material Contract, in either case that would (a) permit any other party to cancel or terminate such Parent Material Contract (with or without notice of passage of time) or (b) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under such Parent Material Contract) or (c) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Parent Material Contract. For purposes of this Agreement, a “Parent Material Contract” means any Contract to which the Parent is a party (i) with expected receipts or expenditures in excess of $50,000, (ii) requiring the Parent to indemnify any Person, (iii) affecting capital stock of Parent, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $50,000, including guarantees of such indebtedness.  Merger Sub is not party to any Contract, except for this Agreement and the Contracts contemplated hereby, and Parent’s Subsidiary is not party to any Contracts.

5.15           Intellectual Property.  Each of Parent and Merger Sub owns, or has the right to use, all right, title and interest in and to all Intellectual Property that is necessary for the conduct of its business currently conducted. The current operation of neither the Parent nor of Merger Sub infringes, misappropriates or otherwise misuses or violates the Intellectual Property rights of any third party.

5.16           Board Determination.  The Board of Directors of Parent and the managers of Merger Sub have unanimously determined that the terms of the Merger are fair to and in the best interests of Parent and Merger Sub and the shareholders of Parent.

5.17           Required Parent Share Issuance Approval.  Parent represents that the issuance of the Merger Consideration, the Contingent Shares and all other Parent Common Shares contemplated to be issued pursuant to this Agreement and the transactions contemplated hereby have been duly authorized and will be in compliance with the DGCL and the Charter Documents of Parent.

5.18           Undisclosed Liabilities.  Neither Parent nor Merger Sub has any liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (i)  reflected or reserved against in the Parent Financial Statements as of the Parent Balance Sheet Date,  (ii)  incurred in the ordinary course of business after the Parent Balance Sheet Date and not material in amount, (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) disclosed on Schedule 5.18.

5.19           Related Party Transactions.  Except (a) for indemnification, compensation, employment or other similar arrangements between Parent, on the one hand, and any director or officer thereof, on the other hand and (b) as set forth on Schedule 5.19, there have been no transactions, agreements, arrangements or understandings between Parent or any Subsidiary of Parent, on the one hand, and any affiliate (including any director or officer) thereof, on the other hand, within the three-year period preceding the date of this Agreement.

5.20           Questionable Payments. Neither Parent or any Subsidiary of Parent, nor, to the Knowledge of Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or any of its Subsidiaries has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

5.21           Obligations to or by Stockholders. Except as set forth on Schedule 5.21, Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to Parent.

ARTICLE 6.
COVENANTS OF COMPANY PARENT AND THE COMPANY

6.1           Conduct of the Company Business.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, and subject to Section 6.5, the Company shall not, and Company Parent shall cause Company not to, unless consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), expressly contemplated by this Agreement, required by applicable Law, or as set forth on Schedule 6.1:

(a)           engage in any transaction except in the ordinary course of business, or create or suffer to exist any material Lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b)           sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business (it being agreed that, for the purposes of this Agreement, the ordinary course of business of the Company shall include compromising and settling claims with respect to its assets and transferring and otherwise disposing of assets);

(c)           directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any Company Membership Interests;

(d)           amend its Charter Documents other than to effectuate the transactions contemplated hereby or to change its name;

(e)           split, combine or reclassify its limited liability company interests or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect thereto;

(f)           issue or agree to issue any additional Company Membership Interests or options, warrants or rights of any kind to acquire Company Membership Interests;

(g)           acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business;

(h)           except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(i)           permit any Material Adverse Effect, or any action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, to occur with respect to the Company;

(j)           make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP;

(k)           enter into any arrangement that will be treated for federal income Tax purposes as resulting in an issuance of equity interests in the Company or that could result in such an issuance in the future;

(l)           enter into any arrangement or agreement relating to the voting of securities issued by the Company or relating to the nomination, appointment or election of managers of the Company;

(m)           take any action which would cause any of the representations set forth in ARTICLE 4 to be materially incorrect or fail to take any action necessary to cause any of the representations set forth in ARTICLE 4 to be correct in all material respects;

(n)           assign, distribute or otherwise transfer the proceeds of any litigation of which any of the patents set forth on Schedule 6.5 is the subject or proceeds from the disposition of any of the patents set forth on Schedule 6.5, except for (i) the payment of any fees or expenses incurred by or on behalf of the Company or Company Parent in connection with such litigation and (ii) amounts to permit payment by Company Parent or its direct and indirect interest holders of taxes attributable to such proceeds or dispositions, with it being assumed that such proceeds will be subject to tax at the highest effective federal, state and local marginal income tax rates applicable to individuals resident in Fairfield County, Connecticut, taking into account federal taxes imposed under Section 1411 of the Code; or

(o)           authorize any of, or commit or agree to take any of, the foregoing actions.

6.2           Satisfaction of Conditions Precedent.  Upon the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Company Parent and the Company will, and Company Parent shall cause the Company to, use commercially reasonable efforts to (i) satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE 9 and (ii) cause the Merger and the other transactions contemplated by this Agreement to be consummated.

6.3           Access.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall afford to Parent and Parent’s attorneys, accountants, lenders and other representatives and agents reasonable access, during regular business hours and in a manner so as not to interfere with the normal business operations of the Company, to the accounting books and other business and financial records, reports and documents of the Company, including corporate records and tax returns to the extent necessary to effect the transactions contemplated hereby. The Company shall not be required to provide access to or disclose information where it has been determined that such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

6.4           Notification of Certain Matters.  The Company shall give prompt notice to Parent of any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the failure of the any of the conditions set forth in Sections 9.2(a), 9.2(b) or 9.2(f) to be satisfied.

6.5           Contribution of Assets.  Between the date of this Agreement and the Effective Time, Company Parent shall contribute, assign or otherwise transfer those assets and liabilities set forth on Schedule 6.5 to the Company (the “Asset Contribution”); provided, however, that, subject to Sections 6.1(n)(ii) and 8.8, all benefits and all obligations resulting from the assets set forth on such Schedule 6.5 shall be for the benefit of the Company.

6.6           Offering Materials.

(a)           All written offering materials used by Company Parent to offer and sell shares of Parent Common Stock in connection with the Secondary Sale shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, provided, however, Company Parent shall not be liable for any information contained in the offering materials as provided by Parent.

(b)           All information provided in writing by Parent and included in such offering materials shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

ARTICLE 7.
COVENANTS OF PARENT AND MERGER SUB

7.1           Obligations.  Parent shall take all action necessary to perform, and to cause Merger Sub to perform, its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

7.2           Conduct of the Parent Business.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit Merger Sub to, and Merger Sub shall not, in each case unless consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), expressly contemplated by this Agreement, required by applicable Law, or as set forth on Schedule 7.2:

(a)           engage in any transaction except in the ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b)           sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c)           directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

(d)           amend its Charter Documents other than to effectuate the transactions contemplated hereby;

(e)           split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(f)           issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of,  any capital stock;

(g)           acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business;

(h)           except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(i)           permit any Material Adverse Effect, or any action, omission, event, occurrence, condition, change or effect that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect,  to occur with respect to the Parent or Merger Sub;

(j)           make any material change with respect in its accounting or bookkeeping methods, principles or practices, except as required by GAAP;

(k)           fail to continue to timely satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Bulletin Board;

(l)           other than the BCM Restricted Stock Agreement and the amendments to each of Dr. Harvey Schiller’s and Mr. Jeffrey O. Nyweide’s employment agreements attached hereto as Exhibits D-1, and D-2, respectively, enter into any arrangement that will be treated for federal income Tax purposes as resulting in an issuance of equity interests in Parent or Merger Sub or that could result in such an issuance in the future;

(m)           enter into any arrangement or agreement relating to the voting of securities issued by Parent or Merger Sub or relating to the nomination, appointment or election of members of the board of directors of Parent or Merger Sub;

(n)           take any action which would cause any of the representations set forth in ARTICLE 5 to be materially incorrect or fail to take any action necessary to cause any of the representations set forth in ARTICLE 5 to be correct in all material respects; or

(o)           authorize any of, or commit or agree to take any of, the foregoing actions.

7.3           Access.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall afford to Company and Company’s attorneys, accountants, lenders and other representatives and agents full access, during regular business hours and in a manner so as not to interfere with the normal business operations of Parent, to the accounting books and other business and financial records, reports and documents of Parent and each of its Subsidiaries, including corporate records and tax returns. Parent shall not be required to provide access to or disclose information where it has been determined  that such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

7.4           Notification of Certain Matters.  Parent shall give prompt written notice to the Company of any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the failure of any of the conditions set forth in Sections 9.3(a), 9.3(b), 9.3(f), 9.3(g), 9.3(j), 9.3(k) or 9.3(l) to be satisfied.

7.5           Satisfaction of Conditions Precedent.  Upon the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent will use commercially reasonable efforts to (i) satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE 9 and (ii) cause the Merger and the other transactions contemplated by this Agreement to be consummated.

7.6           Contingent Shares.

(a)           In addition to the Merger Consideration, Parent shall issue 2,166,667 shares of Parent Common Stock (the “Contingent Shares”) to the Company Parent if one of the following conditions (the “Contingent Shares Trigger”) is satisfied:

(i)           the closing price of Parent Common Stock equals or exceeds $4.25 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading-day period during the first fifteen (15) months following the earlier of the date on which (a) a registration statement with respect to the Secondary Sale Shares filed with the SEC on Form S-1 (the “Secondary Registration”) is first effective or (b) the purchasers of the Secondary Sale Shares becomes eligible to resell the Secondary Sale Shares under Rule 144; or

(ii)           the closing price of Parent Common Stock equals or exceeds $5.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading-day period during the first twenty-four (24) months following the earlier of the date on which (a) the Secondary Registration is first effective or (b) the purchasers of the Secondary Sale Shares becomes eligible to resell the Secondary Sale Shares under Rule 144.

(b)           Parent shall issue the Contingent Shares to the Company Parent within five (5) business days of the day on which the Contingent Shares Trigger is first satisfied.

(c)           As of the Closing, 2,166,667 shares of Parent Common Stock shall be reserved for issuance pursuant to this Section 7.6.

7.7           Exclusive Dealings.

(a)           Parent and Merger Sub each agrees that until the first to occur of (i) Effective Time and (ii) the termination of this Agreement (the “Exclusivity Period”), neither shall, nor shall either permit any of its respective officers, directors, members, managers, employees, agents, representatives, subsidiaries, controlled affiliates or other third parties (“Parent Group”), to initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of Persons other than the Company or its members (a "Transaction Proposal") to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of Parent, or otherwise engage in a transaction pursuant to which the holders of a majority of Parent’s voting stock immediately prior to such transaction do not hold a majority of Parent’s voting stock immediately following such transaction, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a Transaction Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Company. Each of Parent and Merger Sub agrees to immediately notify the Company in writing if any member of the Parent Group receives any indications of interest, requests for information or offers in respect of a Transaction Proposal, and will communicate in writing to the Company in reasonable detail the terms of and the identity of the Person making any such indication, request or offer, and will provide the Company with copies of all written communications relating to any such indication, request or offer. Parent shall keep the Company fully informed, on a current basis, of the status and material terms of any such Transaction Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Each of Parent and Merger Sub represents that no member of the Parent Group is party to or bound by any agreement with respect to a Transaction Proposal.

(b)           Notwithstanding Section 7.7(a), Parent may participate in negotiations or discussions with any Person that has made (and not withdrawn) an unsolicited Transaction Proposal in writing that the Board of Directors of Parent believes in good faith, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be financially more favorable to the holders of Parent Common Stock than the transactions contemplated by this Agreement (a “Superior Proposal”), but only if the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Board of Directors of Parent to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board of Directors of Parent from (i) disclosing to Parent’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Transaction Proposal, if the Board of Directors of Parent determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law or (ii) taking any action that any court of competent jurisdiction orders Parent to take (which order remains unstayed). Parent shall not take any of the actions referred to in this Section 7.7(b) unless Parent shall have delivered to the Company a prior written notice advising Company that it intends to take such action.

(c)           Except as set forth in this Section 7.7(c), Parent shall not enter into (or permit any Subsidiary to enter into) any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Transaction Proposal (each, an "Alternative Agreement"), and the Board of Directors of Parent shall not recommend a Transaction Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten (10) business days after the commencement of such offer, or resolve or agree to take any of the foregoing actions (any of the foregoing, an "Adverse Board Action"). Parent may enter into (or permit any Subsidiary to enter into) an Alternative Agreement, or its Board of Directors may take an Adverse Board Action, if (i) Parent promptly notifies the Company, in writing, at least three (3) business days (the "Notice Period") before entering into (or causing a Subsidiary to enter into) an Alternative Agreement or its Board of Directors taking an Adverse Board Action, of the intention to do so, which notice shall state expressly that Parent has received a Transaction Proposal that Parent or its Board of Directors intends to declare a Superior Proposal and Parent intends to enter into an Alternative Agreement or its Board of Directors intends to take an Adverse Board Action; (ii) Parent attaches to such notice the most current version of the proposed agreement (which version shall be updated on a current basis) and the identity of the third party making such Superior Proposal; (iii) Parent shall, and shall cause its Subsidiaries to, during the Notice Period, negotiate with Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Transaction Proposal ceases to constitute a Superior Proposal, if Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) business days remains in the Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Board of Directors of Parent determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Transaction Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Company during the Notice Period in the terms and conditions of this Agreement.

7.8           Directors’ and Officers’ Indemnification.

(a)           To the fullest extent permitted under applicable law, from and after the Effective Time, Parent shall indemnify and hold harmless (and Parent shall also advance expenses to such persons as incurred; provided, that, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Parent and any of its Subsidiaries (collectively, the “Indemnitees”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission or matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby, to the same extent as provided in the Charter Documents of Parent in effect on the date hereof, provided, that, Parent shall not be required to provide indemnification to the Indemnitees with respect to claims initiated by the Indemnitee, and not by way of defense, counterclaim or cross claim, except for (i) actions or proceedings brought by an Indemnitee to establish a right under or to enforce an Indemnitee’s indemnification agreement, (ii) such actions approved by the Board of Directors of Parent, or (iii) as otherwise required under applicable Law; and provided further that Parent shall not be required to provide indemnification to any Indemnitee with respect to any claim  finally determined to arise out of or relate to any fraud, willful misrepresentation or gross negligence of such Indemnitee.

(b)           For six years from the Effective Time, Parent shall maintain in effect for the benefit of the directors and officers of the Company and any of its Subsidiaries currently covered by the officers’ and directors’ liability insurance policy of Parent an insurance and indemnification policy of Parent that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Parent’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by Parent for such coverage; provided, further, that if the annual premiums for such insurance coverage exceed 250% of such annual premium, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Parent may satisfy its obligations under this Section 7.8(b) by (i) purchasing a “tail” policy under Parent’s existing directors’ and officers’ insurance policy, that in either such case (A) has an effective term of six years from the Effective Time, (B) covers each director and officer currently covered by Parent’s or any of its subsidiaries’ directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (C) contains substantially similar coverage and amounts and contains terms that are in the aggregate no less favorable in the aggregate, in each case, when compared to those of Parent’s directors’ and officers’ insurance policy in effect on the date of this Agreement or (ii) maintaining in effect, for the full term thereof, the directors’ and officers’ “tail” insurance policy of Parent that is in effect on the date of this Agreement.

(c)           The certificate of incorporation and bylaws of Parent shall continue to contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of Parent, as of the date hereof, unless any modification thereof shall be required by Law and then such modification shall be made only to the minimum extent required by such Law, which provisions shall not be amended, repealed or otherwise modified, except as provided in this Section 7.8(c), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of Parent or any of its Subsidiaries.

(d)           The provisions of this Section 7.8 are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnitee or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f)           If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.8.

7.9           Reimbursement of Certain Expenses.  At the Closing, Parent shall reimburse Company Parent for the reasonable and documented third party legal, accounting, financial services and investor relations fees and expenses incurred by the Company and the Company Parent in connection with this Agreement and the transactions contemplated hereby (including the Asset Contribution), up to an aggregate maximum of $500,000. In the case of legal fees, an invoice for “services rendered” shall be sufficient documentation for the purposes of this Section 7.9.

7.10           Name of the Company.  Unless Parent has obtained a license from Company Parent or an Affiliate of Company Parent to use the name “Walker” in the conduct of the business of Parent or the Company, neither Parent nor Company shall use the name “Walker” after the Effective Time and, as promptly as practicable after the Effective Time unless such change has already been effected prior thereto, Parent shall cause the Company to change its name such that the name of the Company no longer contains the name “Walker”.

7.11           401(k) Plan. Parent shall use its best efforts to terminate its participation with respect to the Century II Staffing, Inc. 401(k) Plan, effective as of no later than the day before the Closing Date, and to the extent Parent becomes the sponsor of such plan or any part thereof, Parent shall use its best efforts to terminate such plan, effective as of no later than the day before the Closing Date.

ARTICLE 8.
COVENANTS OF COMPANY PARENT, PARENT AND THE COMPANY

8.1           Notices of Certain Events.  The Company and Parent shall promptly notify the other party in writing of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c)           any action, suit, claim, investigation or proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles ARTICLE 4 or ARTICLE 5 or that relates to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder.

8.2           Public Announcements .  No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied, or conditioned), except as required by Law. If such press release or other public statement is required by Law, the party subject to such requirement shall, to the extent permitted by Law, (i) use commercially reasonable efforts to provide a draft of such press release or public statement to the other party and allow such party a reasonable opportunity to review and comment thereon and (ii) incorporate any reasonable comments into such press release or public statement prior to issuing or making such press release or public statement.

8.3           Transfer Taxes.  Parent shall be responsible for any sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Parent shall prepare and file all Tax Returns relating to such Transfer Taxes.  The Company Parent shall provide Parent with such cooperation with respect to the preparation, execution and filing of such Tax Returns as parent may reasonably request.

8.4           Reasonable Efforts.  The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining or undertaking, as applicable, of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company, Parent or Merger Sub from occurring prior to or after the Effective Time, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

8.5           Post-Closing SEC Matters.

(a)           Within four (4) business days of the Closing Date (subject to any available extensions for the filing of pro forma financial statements of Parent and the Company and audited financial statements of the Company), Parent shall file a Current Report on Form 8-K with the SEC, in form and substance satisfactory to the Company, containing information about the Merger and pro forma financial statements of Parent and the Company and audited financial statements of the Company as required by Regulation S-K under the Securities Act (the “8-K Report”). Company Parent and the Company, jointly and severally, represent and warrant that the information provided by Company Parent and Company to be  contained in the 8-K Report shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and Parent represents and warrants that the information provided by Parent to be contained in the 8-K Report shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           Parent shall make all reasonable efforts to cause the pre-merger officers and accountants of Parent, at the expense of Parent, to provide such information available to them as may be necessary or required by Parent for the preparation of reports that Parent is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, any filings required to address and resolve matters that may relate to the period prior to the Closing, and any SEC comments relating thereto or any SEC inquiry thereof.

8.6           Exclusive Dealings. During the Exclusivity Period, neither the Company nor Company Parent shall, nor shall they permit any of its respective officers, directors, members, managers, employees, agents, representatives, subsidiaries, controlled affiliates or other third parties (“Company Group”) to initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of Persons other than Parent (a "Company Transaction Proposal") to acquire all or any part of the business and properties, capital stock or capital stock equivalents of the Company, or otherwise engage in a transaction pursuant to which the holders of a majority of the Company Membership Interests immediately prior to such transaction do not hold a majority of the Company Membership Interests immediately following such transaction, whether by merger, purchase of limited liability company interests, purchase of assets, tender offer or otherwise, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Parent. The Company and Company Parent agree to immediately notify Parent in writing if any member of the Company Group receives any indications of interest, requests for information or offers in respect of a Company Transaction Proposal, and will communicate to Parent in reasonable detail the terms of and the identity of the Person making any such indication, request or offer, and will provide Parent with copies of all written communications relating to any such indication, request or offer. Company Parent and the Company represent that no member of the Company Group is party to or bound by any agreement with respect to a Company Transaction Proposal and that neither is currently in discussions with any Person other than Parent with respect to a Company Transaction Proposal.

8.7           Post-Closing Amendments.  Parent shall make commercially reasonable efforts to amend, promptly after the Effective Time (i) the 2006 Long Term Incentive Plan of Parent to make available for grant to officers and employees of the Surviving Company options to purchase an aggregate of 2,000,000 shares of Parent Common Stock, and (ii) Sections 2.1 and 2.2 of the bylaws of Parent to reflect (A) the respective right of the holders of shares of various classes of capital stock of Parent to elect directors to the Board of Directors of the Parent as set forth in such certificate of designations and (B) the right, effective through the second anniversary of the Effective Time, of holders of any class of shares of capital stock of Parent to elect directors to fill any vacancies on the Board of Directors of Parent caused by the departure of any director elected by the holders such class of shares of capital stock of Parent, and Parent shall not cooperate with any third party to prevent or delay such amendments.

8.8           Certain Patent Assets.  Parent agrees that, as the sole consideration for the transfer by Company Parent to the Company of those assets identified on Schedule 6.5 as being subject to this Section 8.8, Company Parent shall retain a perpetual right to 10% of any gross revenues (including the proceeds of any sale or other transfer) attributable to such assets.

8.9           Certain Employment Agreements.  Company Parent shall make commercially reasonable efforts to cause each of the Persons identified on Schedule 9.2(i) to enter into employment agreements with Parent as of the Effective Time, and Parent shall make commercially reasonable efforts to enter into such agreements.

8.10           Transition Services In order to provide a seamless transition of Parent following the Merger, with respect to, among other things, financial and SEC matters, due diligence for potential future acquisitions and opportunities review, Sarbanes Oxley compliance, marketing and public relations support, investor relations and support, assistance with Parent’s year-end audit and knowledge of historical financial statements, assistance with public company capital raising and additional strategic support, including, access to contacts, relations, goodwill, advisory boards and business development, Parent and the Company shall work in good faith to enter into transition agreements with each current duly elected officer of the Company (“Business Employee”) to set forth the duties and responsibilities of each Business Employee following Closing.  Simultaneously with the entering of this Agreement, Parent and each Business Employee shall enter into an amendment to each such Business Employee’s Employment Agreement, each in the form of Exhibit H-1 and H-2 hereto (the “Extension Agreement”).  Such Extension Agreements shall be for an initial period of twelve (12) months beginning on the Effective Date and shall provide each Business Employee with compensation and benefits as provided for therein.  Upon Closing, each Business Employee shall resign from such officer position with Parent and shall continue as an employee of Parent pursuant to the terms of such Business Employee’s Extension Agreement and, when entered into, Transition Agreement in a position decided by the new Executive Chairman of the Board of Parent (as appointed at Closing) and such Business Employee shall report directly to the new Executive Chairman of the Board (as appointed at Closing).

ARTICLE 9.
CONDITIONS TO MERGER

9.1           Condition to Obligation of Each Party to Effect the Merger.  The respective obligations of Parent, Merger Sub, Company Parent and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing prior to the Effective Time of the following condition: No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Merger or the other transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

9.2           Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate delivered to Parent pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except, in the case of representations or warranties not subject to an express materiality or  “Material Adverse Effect” qualifier, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Parent and Merger Sub shall have received a certificate to such effect signed by a responsible officer or other authorized signatory of the Company.

(b)           Agreements and Covenants. Company Parent and the Company shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, and Parent shall have received a certificate to such effect signed by a responsible officer or other authorized signatory of Company Parent and the Company.

(c)           Certificate of Secretary. Company Parent shall have delivered to Parent a certificate executed by the Secretary of Company Parent certifying: (i) resolutions duly adopted by the manager and members of each of Company Parent and the Company, respectively, authorizing this Agreement and the Merger; (ii) the Charter Documents of each of Company Parent and the Company, respectively, as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers or other authorized signatory of each of Company Parent and the Company, respectively, executing this Agreement and all agreements and documents contemplated hereby.

(d)           Opinion of Counsel. Parent shall have received an opinion letter of Robinson & Cole LLP, counsel to Company, addressing the matters set forth on Exhibit E and in form and substance reasonably satisfactory to Parent.

(e)           Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Company Parent and the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Company Parent and the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Company.

(f)           Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event or development having a Material Adverse Effect on the Company or the assets being transferred by Company Parent to the Company, other than as permitted pursuant to this Agreement.

(g)           Asset Contribution. The Asset Contribution shall have been consummated.

(h)           Secondary Sale. Simultaneous with the Merger, Company Parent shall conduct a secondary sale (the “Secondary Sale”) of Parent Common Stock received by the Company Parent pursuant to Section  3.1(b)(i), pursuant to which Company Parent shall receive proceeds in an aggregate amount, and at a per-share price,  to be agreed upon by Parent and Company Parent, such agreement not to be unreasonably withheld, delayed or conditioned by either Parent or Company Parent.

(i)           Directors and Officers.  Effective as of the Effective Time, the persons set forth on Schedule 9.2(i) shall have been appointed to the Board of Directors of Parent and to the offices of Parent, in each case as set forth on Schedule 9.2(i), and the current officers and directors of Parent set forth on Schedule 9.2(i) shall have resigned from the offices and Board of Directors of Parent.

(j)           Certain Agreement.  Each of the agreements referenced in clauses (i) through (iv) of Section 2.6 shall become effective concurrently as of the Effective Time.

(k)           Audited Financials. Parent shall have received copies of the audited financial statements of the Company Parent with respect to the business of Company Parent related to the assets and liabilities set forth on Schedule 6.5, for the fiscal years ended December 31, 2011 and 2012, which financial statements , subject to standard audit adjustments, shall not be inconsistent in any material respect with the Financial Statements; and Parent shall have received copies of the financial statements of the Company Parent, reviewed by the Company Parent’s registered independent public accounting firm pursuant to SAS 100 for internal purposes, with respect to such business for the five-month period ended May 31, 2013, which financial statements shall not be inconsistent in any material respect with the Interim Financial Statements.

9.3           Additional Conditions to Obligations of Company Parent and the Company.  The obligations of Company Parent and the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate delivered to the Company pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except, in the case of representations or warranties not subject to an express materiality or  “Material Adverse Effect” qualifier,  where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub, and the Company shall have received a certificate to such effect signed by a responsible officer of Parent; provided, however, that any breach of the representations and warranties in Section 5.3 shall be treated for purposes of this Section 9.3(a), as reasonably expected to have a Material Adverse Effect on Parent and Merger Sub.

(b)           Agreements and Covenants. Parent and Merger Sub shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a responsible officer of Parent.

(c)           Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors of Parent and the manager and member of the Merger Sub, respectively, authorizing this Agreement and the Merger; (ii) the Charter Documents of Parent and Merger Sub as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent and Merger Sub (if any) executing this Agreement and all agreements and documents contemplated hereby.

(d)           Opinion of Counsel. Company shall have received an opinion letter of Olshan Frome Wolosky LLP, counsel to Parent and Merger Sub, addressing the matters set forth on Exhibit F and in form and substance reasonably satisfactory to Company.

(e)           Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained (including the consent of Vendor), and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, respectively, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

(f)           Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event or development having a Material Adverse Effect on Parent or Merger Sub, other than as permitted pursuant to this Agreement.

(g)           Cash at Hand. At the Effective Time, after accounting for all fees and costs associated with the transactions contemplated by this Agreement (other than its obligations under Section 7.9 and other than costs and expenses in connection with work done by Parent’s consultants and outside attorneys in connection with the anticipated Secondary Sale and the 8-K Report in an aggregate amount of less than $125,000), Parent shall have at least $15,625,000 in unencumbered cash on hand and shall have no outstanding accounts payable or other liabilities,  other than accounts payable or other liabilities incurred in the ordinary course of business not exceeding $125,000 per month commencing on August 1, 2013, and the obligation to pay a fee of $100,000 to BCM pursuant to the BCM Restricted Stock Agreement, and the Company shall have received a certificate to such effect signed by a responsible officer of Parent, attaching evidence thereof.

(h)           Registration Rights Agreements. The Parent shall have entered into a registration rights agreement with each of the purchasers of the Secondary Sale Shares on customary terms.

(i)           Secondary Sale. Simultaneous with the Merger, Company Parent shall conduct the Secondary Sale pursuant to which Company Parent shall receive proceeds in an aggregate amount, and at a per-share price,  to be agreed upon by Parent and Company Parent, such agreement not to be unreasonably withheld, delayed or conditioned by either Parent or Company Parent.

(j)           Directors and Officers. Effective as of the Effective Time, the persons set forth on Schedule 9.2(i) shall have been appointed to the Board of Directors of Parent and to the offices of Parent, in each case as set forth on Schedule 9.2(i), and the current officers and directors of Parent set forth on Schedule 9.2(i) shall have resigned from the offices and Board of Directors of Parent.

(k)           Certificate of Designations; Bylaws of Parent. A certificate of designations in the form of Exhibit G (with variations from such form only as may be approved in writing by Company Parent) shall have been adopted by the Board of Directors of Parent and filed with the Secretary of State of the State of Delaware, and the Bylaws of Parent (including Section 1.6(a) thereof) shall have been amended, in form and substance reasonably satisfactory to the Company, to reflect the voting power of the shares of Parent Series B Preferred Stock as set forth in such certificate of designations.

(l)           Certain Agreements. (i) That certain Support Agreement, dated March 27, 2012, by and among Genesis Capital Advisors LLC, Genesis Opportunity Fund LP and Genesis Asset Opportunity Fund L.P. (collectively, “Genesis”) and Parent shall have been terminated, or shall terminate at the Effective Time in accordance with its terms, with no further liability to Parent or any of its Subsidiaries; (ii) that certain Rights Agreement dated as of September 7, 2010, between Parent and Continental Stock Transfer & Trust Company shall have been amended to cause the “Expiration Date” thereof to occur immediately prior to the Effective Time; (iii) Parent shall have terminated its 2006 Employee Stock Purchase Plan; (iv) that certain Letter Agreement, dated as of March 26, 2012, between Parent and BCM, shall have been amended pursuant to the BCM Restricted Stock Agreement; (v) the letter agreements, dated March 31, 2013, between Parent and Harvey Schiller and between Parent and Jeffrey Nyweide shall have been amended pursuant to amendments in substantially the form of Exhibits D-1 and D-2, respectively, to provide (A) that the restricted stock used to pay the success fee shall be shares of Parent Common Stock and (B) the total number of shares to be issued in respect of such success fees shall be 100,000 shares of Parent Common Stock to Harvey Schiller and 83,334 shares of Parent Common Stock to Jeffrey Nyweide; and (vi) each of the agreements referenced in Section 2.6 shall become effective concurrently as of the Effective Time.  For purposes of this Section 9.3(l), the letter agreements, dated March 31, 2013, between Parent and Harvey Schiller and Parent and Jeff Nyweide shall not be treated as having been amended in substantially the form of Exhibits D-1 and D-2, respectively, if an amendment provides for an issuance of shares of Parent capital stock other than of the type and in the amount specified in Exhibit D-1 or D-2, as applicable, or restricts the voting of such shares.

(m)           Change in Tax Law.  There shall not have been, on or after the date hereof, a court decision, amendment to the Code, issuance of Treasury regulations (whether in final, temporary or proposed form), or administrative guidance or interpretation from the Treasury Department or Internal Revenue Service (whether in the form of a Revenue Ruling, Revenue Procedure or otherwise) that, in the reasonable judgment of the Company, creates a risk that the Merger will not be treated as a transfer described in Section 351 of the Code.

ARTICLE 10.
TERMINATION

10.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written agreement of the Company and Parent;

(b)           by (i) the Company or Company Parent if either Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach has resulted or would reasonably be expected to result in a Material Adverse Effect on either Parent or Merger Sub or would prevent or materially delay the consummation of the Merger and such breach remains uncured for a period of 15 business days after receipt of written notice of such breach by the Company; or (ii) Parent or Merger Sub if either Company Parent or the Company has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the Merger and such breach remains uncured for a period of 15 business days after receipt of written notice of such breach by Parent;

(c)           by either the Company or Parent (which, in the case of Parent, shall mean either Parent or Merger Sub, and in the case of Company, shall mean Company Parent or the Company), if all the conditions to the obligations of such party for Closing the Merger shall not have been satisfied or waived on or before September 30, 2013; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure;

(d)           by the Company or Parent, if any Law, permanent injunction or other Order by any Governmental Entity which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued, entered, or enacted and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, entry, or enactment of any such Law or Order;

(e)           by the Company if (i) the Board of Directors of Parent shall have taken an Adverse Board Action, (ii) Parent shall have entered into, or publicly announced its intention to enter into, an Alternative Agreement, (iii) Parent shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 7.7, (iv) a tender offer or exchange offer relating to Parent Common Stock shall have been commenced and Parent shall not have announced publicly within ten (10) business days after such tender offer or exchange offer is first published, sent or given, a statement recommending that stockholders reject such tender or exchange offer, or (v) Parent or its Board of Directors shall publicly announce its intentions to do any of actions specified in this Section 10.1(e); or

(f)           by Parent if the Board of Directors of Parent authorizes Parent, in full compliance with the terms of this Agreement, including Section 7.7(b), to enter into an Alternative Agreement in respect of a Superior Proposal; provided that Parent shall have paid any amounts due pursuant to Section 10.4(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, Parent substantially concurrently enters into such Alternative Agreement.

10.2           Notice of Termination.  Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto specifying with reasonable particularity the reason for such termination.

10.3           Effect of Termination.  In the case of any termination of this Agreement as provided in this ARTICLE 10, this Agreement shall be of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, member, manager, employee, agent or representative of such party) to any other party hereto, except (i) with respect to this Section 10.3, Section 10.4 and ARTICLE 12 (and any related definitions contained in any such Sections or Articles), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud, willful misconduct or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

10.4           Fees and Expenses upon Termination.

(a)           If this Agreement is terminated by the Company pursuant to Section 10.1(e), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) business days after such termination, an amount equal to $ 3,200,000.00 (the “Termination Fee”).

(b)           If this Agreement is terminated by the Parent pursuant to Section 10.1(f), then Parent shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

ARTICLE 11.
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

11.1           Survival.  The representations and warranties of the Company set forth in ARTICLE 4 and the representations and warranties of Parent and Merger Sub set forth in ARTICLE 5 shall survive the Effective Time and shall remain in full force and effect until the Claims Deadline, whereupon they shall terminate, subject only to the last sentence of this Section 11.1; provided that the representations and warranties of the Company set forth in Sections 4.3, 4.4 and 4.12  and the representations and warranties of Parent and Merger Sub set forth in Sections 5.3, 5.4, 5.12 and 6.6 shall remain in full force and effect until the sixth anniversary of the Closing Date, whereupon they shall terminate, subject only to the last sentence of this Section 11.1. None of the other representations and warranties of any party contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 11.1 does not limit any covenant of the parties which, by its terms, contemplates performance after the Effective Time.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the Claims Deadline shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

11.2           Indemnification by Parent.  Subject to the other terms and conditions of this ARTICLE 11, Parent shall indemnify the Company Parent and the direct and indirect holders of interests in the Company Parent (together, the “Company Indemnified Parties”) and hold them harmless from and against any loss, liability, claim, damage, expense (including costs of investigation and attorneys’ fees and accountants’ fees) or diminution of value (collectively, “Damages”) solely attributable to (i) any breach of or inaccuracy in any representation or warranty made by Parent or Merger Sub in ARTICLE 5 of this Agreement, (ii) the failure of Parent or Merger Sub to perform any covenant or obligation by Parent or Merger Sub contained in this Agreement or any other agreement required to be executed and delivered by Parent or Merger Sub at the Closing pursuant to this Agreement, and (iii) any Pre-Closing Taxes of any Parent Entity, together with any reasonable out-of-pocket fees and expenses (including documented attorneys’ and accountants’ fees) incurred in connection therewith.  Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the indemnity provided in this ARTICLE 11 shall be the sole and exclusive remedy of the Company Indemnified Parties against Parent and Merger Sub at law or equity for any matter covered by this Section 11.2.

11.3           Payment of Damages by Parent.  In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this ARTICLE 11, Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Company Parent that number of additional shares of Parent Common Stock equal to (v) the amount of such Damages divided by (w) the Fair Market Value per share of Parent Common Stock as of the date of such issuance (the “Determination Date”), multiplied by the quotient of (x) one divided by (y) one less a fraction (i) the numerator of which is the value of the Merger Consideration on the date of such issuance and (ii) the denominator is the sum of the value of the Merger Consideration plus the value of the Parent Common Stock not held by the Company Parent, each on the date of such issuance.  For purposes of this ARTICLE 11, “Fair Market Value” shall mean, with respect to a share of Parent Common Stock or Parent Series B Preferred Stock on any Determination Date, the average of the daily closing price of a share of Parent Common Stock for the ten (10) consecutive business days prior to such Determination Date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted on the OTC Bulletin Board, the NYSE Amex, the NASDAQ Stock Market or such other market on which the Parent Common Stock is then listed for trading or quoted, or (b) if, in the reasonable judgment of the Board of Directors of Parent, the OTC Bulletin Board, the NYSE Amex or the NASDAQ Stock Market is no longer the principal United States market for the Parent Common Stock, then as quoted on the principal United States market for the Parent Common Stock as determined by the Board of Directors of Parent.

11.4           Indemnification by Company Parent.  Subject to the other terms and conditions of this ARTICLE 11, Company Parent shall indemnify Parent and hold Parent harmless from and against any Damages solely attributable to (i) any breach of or inaccuracy in any representation or warranty made by the Company or the Company Parent in ARTICLE 4 of this Agreement, (ii) the failure of the Company or the Company Parent to perform any covenant or obligation by the Company or the Company Parent contained in this Agreement or any other agreement required to be executed and delivered by the Company or Company Parent at the Closing pursuant to this Agreement, and (iii) any Pre-Closing Taxes of the Company (other than Pre-Closing Taxes attributable to the ownership and exercise, after the date hereof, of rights, including, without limitation, the conduct or settlement of litigation, with respect to the patents set forth on Schedule 6.5), together with any reasonable out-of-pocket fees and expenses (including documented attorneys’ and accountants’ fees) incurred in connection therewith, but specifically excluding any costs, expenses, judgments, awards, penalties or fines arising out of or related to, or otherwise attributable to, any litigation concerning any of the patents set forth on Schedule 6.5.  Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the indemnity provided in this ARTICLE 11 shall be the sole and exclusive remedy of the Parent against the Company Parent at law or equity for any matter covered by this Section 11.4.

11.5           Payment of Damages by Company Parent.  In the event that Parent shall be entitled to indemnification pursuant to this ARTICLE 11, Company Parent shall, within thirty (30) days after the final determination of the amount of such Damages, satisfy its obligations under this ARTICLE 11, at its election, with shares of Parent Common Stock, shares of Parent Series B Preferred Stock or cash, or with a combination of shares of Parent Common Stock, Parent Series B Preferred Stock and cash, as Company Parent may determine in its sole discretion. To satisfy any obligations under this ARTICLE 11 with shares of Parent Common Stock or shares of Parent Series B Preferred Stock, Company Parent shall transfer to Parent that number of shares of Parent Common Stock or Parent Series B Preferred Stock equal to (i) the amount of such obligation divided by (ii) the Fair Market Value per share of Parent Common Stock or Parent Series B Preferred Stock as of the date of such transfer. Any shares of capital stock of Parent transferred to Parent pursuant to this Section 11.5 shall be retired and shall resume the status of authorized but not outstanding shares of the class or series to which they belong.

11.6           Indemnification Procedures.

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall reasonably cooperate in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 11.6(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Parent and Company Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to customary confidentiality undertakings) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 11.6(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten business days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any claim by the Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, in each case subject to standard confidentiality undertakings. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Claims Committee. Company Parent acknowledges and agrees that the authority to negotiate, defend, settle or resolve any claim for indemnification pursuant to Section 11.2 and to bring, negotiate, prosecute, settle or resolve any claim for indemnification pursuant to Section 11.4 shall be delegated to a committee of the Board of Directors of Parent consisting of the independent directors of Parent (as determined under the independence standards of NASDAQ and applicable SEC rules).

11.7           Certain Limitations.

(a)           Each party entitled to indemnification under this ARTICLE 11 shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.  Payments by an indemnifying party pursuant to Section 11.2 or Section 11.4 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the indemnified party in respect of any such claim. The indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(b)           No Indemnifying Party shall be liable for indemnification under this ARTICLE 11 until the aggregate amount of all Damages for which such Indemnifying Party would be liable under this ARTICLE 11 exceeds $200,000, in which event the Indemnifying Party shall be required to pay or be liable for all such Damages from the first dollar.

(c)           The aggregate amount of all Damages for which any Indemnifying Party shall be liable pursuant to this ARTICLE 11 shall not exceed $5,000,000, except in the case of claims for indemnification pursuant to Section 11.2(i) or Section 11.4(i) with respect to (i) Sections 4.3, 4.4, 4.12, 5.3 , 5.4 and 5.12 or in the case of fraud or willful misrepresentation and (ii) Section 6.6, to the extent resulting directly from Third Party Claims by investors who purchased shares of Parent Common Stock in the Secondary Sale, in which case the aggregate amount of all such Damages for which any Indemnifying Party shall be liable shall not exceed $8,500,000.

ARTICLE 12.
GENERAL PROVISIONS

12.1           Notices.  All notices, requests, consents, claims, demands, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified (with receipt confirmation of receipt); (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All such communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified in a written notice given in accordance with this Section 12.1):

(a)           If to Parent or Merger Sub prior to the Effective Time:

GlobalOptions Group, Inc.
415 Madison Avenue, 17th Floor
New York, NY 10017
Attn: Chief Executive Officer
Ph: 212-445-6262

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY  10022
Attn: Robert H. Friedman
Ph: 212-451-2220
Fax: 212-451-2222
Email: rfriedman@olshanlaw.com

(b)           If to Parent after the Effective Time:

GlobalOptions Group, Inc.
Two High Ridge Park
Stamford, CT 06905
Attn: Gary A. Greene, Chief Operating Officer and General Counsel
Ph: 203-461-7353
Email: GGreene@WalkerDigital.com

with a copy to (which shall not constitute notice):

Robinson & Cole LLP
666 Third Avenue, 20th Floor
New York, NY 10017
Attn: Eric J. Dale
Ph: 212-451-7568
Fax: 212-451-2999
Email: EDale@RC.com

(c)           If to Company or the Company Parent before the Effective Time:

c/o Walker Digital Management, LLC
Two High Ridge Park
Stamford, CT 06905
Attn: Gary A. Greene, Chief Operating Officer and General Counsel
Ph: 203-461-7353
Email: GGreene@WalkerDigital.com

with a copy to (which shall not constitute notice):

Robinson & Cole LLP
666 Third Avenue, 20th Floor
New York, NY 10017
Attn: Eric J. Dale
Ph: 212-451-7568
Fax: 212-451-2999
Email: EDale@RC.com

(d)           If to the Company or the Company Parent  after the Effective Time:

c/o Walker Digital Management, LLC
Two High Ridge Park
Stamford, CT 06905
Attn: Chief Executive Officer

with a copy to (which shall not constitute notice):

Robinson & Cole LLP
666 Third Avenue, 20th Floor
New York, NY 10017
Attn: Eric J. Dale
Ph: 212-451-7568
Fax: 212-451-2999
Email: EDale@RC.com

12.2           Amendment.  At any time prior to the Effective Time and to the extent permitted by Law, this Agreement may be amended by a writing signed by each of the parties upon the approval of the Boards of Directors or manager, as applicable, of each of the parties.  Notwithstanding the immediately preceding sentence, Company Parent may amend  or supplement Schedule 9.2(i) from time to time upon written notice to Parent, provided that no such amendment shall remove Harvey Schiller from the list of directors of Parent as of the Effective Time without the written consent of Parent.

12.3           Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or Company Parent or the Company, on the other hand, may with respect to the other party(ies) hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) unless prohibited by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.4           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.5           Expenses.  Except as expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12.6           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7           Entire Agreement.  This Agreement (including the Schedules hereto together with the other Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein), along with the Confidentiality Agreement dated February 27, 2013, between the Company and Parent, constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof.

12.8           Assignment.  No party may assign this Agreement or assign its rights or delegate its duties hereunder (by operation of Law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.9           Specific Performance.  The Company and Company Parent, on the one hand, and Parent and Merger Sub, on the other hand, agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other parties in accordance with their specific terms or were otherwise breached.  Accordingly, the parties further agree that prior to the termination of this Agreement pursuant to Section 10.1(b), the non-breaching parties shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such non-breaching parties may be entitled under this Agreement, at law or in equity.

12.10           Parties In Interest.  Other than as provided in Section 7.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.11           Governing Law; Jurisdiction.  This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or permitted assigns shall be brought and determined exclusively in the state or federal courts located in New York, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12.11, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.12           Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. This Agreement, to the extent a signed version hereof or signature hereto is delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.13           Interpretation.  For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules and Exhibits hereto.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective signatories thereunto duly authorized.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and Chief Executive Officer

GO MERGER SUB LLC

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and Chief Executive Officer

WALKER DIGITAL, LLC

By:	/s/ Jay S. Walker
Name:	Jay S. Walker
Title:	Authorized Person

WALKER DIGITAL HOLDINGS, LLC

By:	/s/ Jay S. Walker
Name:	Jay S. Walker
Title:	Authorized Person

SCHEDULE 4.9(a)

COMPANY LITIGATION

	Court	Case No.	Case Caption	Short Title	File Date
1	Del.	11-309	WD v. Apple Inc. et al	Driving Directions	04/11/11
2	Del.	11-311	WD v. Google et al	Automated Auction Bidding	04/11/11
3	Del.	11-318	WD v. Myspace Inc. et al	Anonymous Communications	04/11/11
4	Del.	11-320	WD v. American Airlines, Inc. et al	Package Pricing	04/11/11
5	Del.	11-321	WD v. Ayre Acoustics Inc. et al	Broadcast Media Enhancements	04/11/11
6	Del.	11-322	WD v. Activision Blizzard Inc. et al	Authenticated Outcomes	04/11/11
7	Del.	11-326	WD v. Canon U.S.A. Inc. et al	Camera Auto Upload	04/12/11
8	Del.	11-340	WD v. Criterion Capital et al	Anonymous Communications	04/15/11
9	Del.	11-362	WD v. Amazon.com Inc.	Subscription Groceries	04/22/11
10	Del.	11-368	WD v. 2K Games Inc. et al	Online Tournaments	04/25/11
11	Del.	11-369	WD v. Google Inc. et al	Contextual Ads	04/26/11
12	Del.	11-696	WD v. Microsoft Corp. et al	Games Preferences	08/08/11
13	Del.	11-989	WD v. Google Inc.	Contextual Ads	10/18/11
14	Del.	11-990	WD v. Amazon.com Inc.	Contextual Ads	10/18/11
15	Del.	11-991	WD v. Microsoft Corporation	Contextual Ads	10/18/11
16	Del.	11-993	WD v. Vibrant Media Inc.	Contextual Ads	10/18/11
17	Del.	13-096	WD v. Wal-Mart Stores Inc.	POS Payments for Online orders	01/16/13
18	Del.	13-097	WD v. Toys ‘R’ Us Inc.	POS Payments for Online orders	01/16/13
19	Del.	13-098	WD v. PayNearMe et al.	POS Payments for Online orders	01/16/13

* The Status of each litigation is a matter of public record and is incorporated herein by reference.

SCHEDULE 4.17

PROPERTIES

Property
1	MacBook Air (13-inch, Mid 2011)
2	HP Color Laserjet 3600N
3	Viewsonic 2226W display
4	MacBook Air (11-inch, Mid 2011)
5	Samsung P2770 display
6	HP Laserjet 1022N
7	HP Compaq Core 2 Duo Desktop SFF
8	Samsung Syncmaster 940bx display
9	Samsung Syncmaster 940bx display
10	HP Laserjet 4250tn
11	MacBook Pro (15-inch Late 2008)
12	MacBook Pro (15-inch Late 2008)
13	Viewsonic 2226W display
14	HP Laserjet 4050n
15	HP Compaq Core 2 Duo Desktop SFF
16	Samsung Syncmaster 940bx display
17	Samsung Syncmaster 940bx display
18	HP Laserjet 8000N
20	HP Compaq Core 2 Duo Desktop SFF
21	Samsung Syncmaster 943bx display
22	Samsung Syncmaster 213bx display
23	HP Color Laserjet 4600DN

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

A. PATENTS - CORE

	Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
1	00-004	US	09/603677	Granted	7542919	Rules Based Spare Change Upsells
2	00-004-C1	US	12/365629	Granted	8103520	Rules Based Spare Change Upsells
3	00-004-C2	US	13/356890	Allowed		Rules Based Spare Change Upsells
4	00-007	US	09/609253	Granted	8055509	Sensors Dispensed at Prescription Pickup
5	00-007-C1	US	11/423881	Granted	8069056	Sensors Dispensed at Prescription Pickup
6	00-007-C2	US	11/423891	Granted	7801745	Sensors Dispensed at Prescription Pickup
7	00-007-C3	US	11/423901	Published		Sensors Dispensed at Prescription Pickup
8	00-008	US	09/538773	Pending		Overlaid Entertainment Layer
9	00-009	US	09/504180	Granted	6839683	Webhouse Tokens
10	00-012	US	09/592618	Granted	7376580	Price Lock In
11	00-012-C1	US	12/108826	Published		Price Lock In
12	00-017-1	US	11/931864	Allowed		Transferable Prices
13	00-017-C1	US	11/319848	Granted	8036943	Transferrable Prices
14	00-023-C2	US	13/180349	Allowed		Webhouse Shopping Cart Pricing
15	00-029	US	09/606364	Granted	8473341	Virtual Shopping Cart Package Pricing
16	00-029-C1	US	13/909055	Pending		Virtual Shopping Cart Package Pricing
17	00-035	US	09/606566	Granted	6443843	Shopping as Gambling
18	00-039	US	09/685079	Granted	7415425	Webhouse Rebate Certificates
19	00-039-1	US	11/927912	Granted	7774240	Webhouse Rebate Certificates
20	00-039-C1	US	12/190244	Granted	7908168	Webhouse Rebate Certificates
21	00-039-C2	US	13/048829	Granted	8131588	Webhouse Rebate Certificates
22	00-039-C3	US	13/412203	Published		Webhouse Rebate Certificates
23	00-044	US	09/659752	Granted	6634550	Entertainment at the POS
24	00-047	US	09/678117	Granted	7739124	Incent Preventative Healthcare
25	00-055	US	09/609017	Granted	7366675	Multimedicine Compliance
26	00-112	US	10/100564	Granted	6805290	T-Log Differential Settlement

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

1

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
27	00-113-C3	US	13/180248	Published		Virtual Facings
28	00-116	US	10/123634	Published		Hyper Footnote Interviews
29	01-001-C1	US	12/572725	Published		Source Interviews
30	01-015	US	09/858458	Granted	7184990	Spare Change Ovens
31	01-015-C1	US	11/621422	Granted	7756746	Spare Change Ovens
32	01-023-1	US	11/927932	Published		Spare Change Database Lookup
33	01-029	US	09/907112	Granted	6959387	Timestamp Verification
34	01-029-R1	US	11/293790	Granted	RE41960	Timestamp Verification
35	01-029-R2	US	11/541520	Granted	RE42893	Timestamp Verification
36	01-029-R3	US	11/541522	Granted	RE42018	Timestamp Verification
37	01-033	US	09/973581	Granted	7231035	On-Hold Commerce
38	01-033-C1	US	11/760970	Granted	7760867	On-Hold Commerce
39	01-035	US	10/146302	Granted	6739505	Look At Me Transaction Card
40	01-038	US	09/994569	Granted	6597770	Emergency Transaction Card Approval
41	02-006	US	10/095538	Granted	7484172	Personalized Hyperfootnote Index
42	02-028	US	10/159945	Granted	7192352	Online Tournaments Point Balancing
43	02-028-C4	US	11/624752	Granted	7390255	Online Tournaments Point Balancing
44	02-028-C5	US	11/624764	Granted	7985132	Online Tournaments Point Balancing
45	02-028-C7	US	11/624798	Granted	7438642	Online Tournaments Point Balancing
46	02-028-C8	US	13/172408	Published		Online Tournaments Point Balancing
47	02-052	US	09/818882	Granted	7104885	Shatter Randomness
48	02-052-C1	US	11/468003	Granted	7819733	Shatter Randomness
49	02-074	US	10/218157	Granted	7430521	Customized Financial Account Reward Offers
50	02-074-C1	US	12/237716	Granted	8126771	Customized Financial Account Reward Offers
51	02-074-C2	US	13/366797	Granted	8432400	Customized Financial Account Reward Offers
52	02-074-C3	US	13/857520	Pending		Customized Financial Account Reward Offers

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

2

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
53	02-085-C1	US	12/472149	Allowed		Camera Asks Questions
54	02-088	US	10/234075	Granted	7390264	Shopping as Gambling
55	02-088-C1	US	12/123674	Published		Shopping as Gambling
56	02-089	US	10/242490	Granted	7483670	Educational Software System
57	02-089-C1	US	12/359838	Granted	8086167	Educational Software System
58	02-089-C2	US	13/327840	Published		Educational Software System
59	02-092	AU	2004311841	Granted	2004311841	Automatically Captured Images
60	02-092	US	11/719108	Granted	7924323	Automatically Captured Images
61	02-092	JP	2009-192265	Granted	5123914	Automatically Captured Images
62	02-092	CA	2554135	Pending		Automatically Captured Images
63	02-092-C1	US	13/024428	Published		Automatically Captured Images
64	02-092-C2	US	13/489893	Granted	8466987	Automatically Captured Images
65	02-099-C1	US	11/284309	Granted	7362862	Authenticated Outcomes
66	02-100A	US	10/786831	Granted	7292723	U.S. HomeGuard - Neural Networks
67	02-100A-C1	US	11/427466	Granted	7596260	U.S. HomeGuard (A)
68	02-100A-C2	US	11/427480	Granted	7729532	U.S. HomeGuard - Guardian Registration and Testing
69	02-100A-C4	US	13/180277	Granted	8401233	QuickWork
70	03-006-C2	US	11/456306	Granted	7841514	Digital Menu Board
71	03-034	US	10/825535	Granted	7690989	GameShow 24 Local Edition
72	03-034-C1	US	12/722892	Published		GameShow 24 Local Edition
73	03-044	US	10/603110	Granted	7433451	Emergency Credit Card
74	03-044-C1	US	12/245995	Granted	8208612	Emergency Credit Card
75	03-044-C2	US	13/531677	Published		Emergency Credit Card
76	03-057	US	10/689790	Granted	7168617	Entertainment at the POS
77	03-057-C1	US	11/668498	Granted	7533810	Entertainment at the POS
78	03-057-C2	US	12/468582	Granted	7845555	Entertainment at the POS
79	03-057-C3	US	12/962081	Granted	8109438	Entertainment at POS
80	04-005	US	10/843239	Granted	7426268	On-Hold Customer Service w/Improved Call Routing
81	04-005-C1	US	12/210424	Granted	8325907	On-Hold Customer Service w/Improved Call Routing
82	04-010-C1	US	11/427369	Published		Anonymous Communication

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

3

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
83	04-010-C3	US	11/427391	Published		Anonymous Communication
84	04-013	US	10/849622	Granted	7090123	Look-at-Me Transaction Card Content
85	04-013-C1	US	11/459063	Granted	7806320	Look-at-Me Transaction Card Content
86	04-013-C2	US	12/898273	Granted	7988044	Look-at-Me Transaction Card Content
87	04-013-C3	US	13/196350	Published		Look-at-Me Transaction Card Content
88	04-019	US	10/855653	Granted	7664705	Per-Check Check-Offs
89	04-019-C1	US	12/705856	Granted	8175963	Per-Check Check-Offs
90	04-051	US	10/968340	Granted	7293703	T-log Differential Settlement
91	04-051-C1	US	11/937832	Granted	7637428	T-log Differential Settlement
92	04-051-C2	US	12/644196	Granted	8052053	T-log Differential Settlement
93	04-051-C3	US	13/251401	Granted	8434681	T-Log Differential Settlement
94	05-023	US	11/570616	Granted	8335723	Phone Sell Central System
95	05-023-C1	US	13/717094	Published		Phone Sell Central System
96	05-027-C1	US	12/694886	Published		3PML
97	05-038	US	11/317522	Published		Partial Manufacturer Rebate Indicia
98	06-038-C2	US	13/021449	Allowed		Authenticated Outcomes Dongle Hardware
99	07-021	US	12/270455	Granted	8136133	Baseball Time Dilation
100	09-004	US	12/823118	Published		Mobile Polling System
101	10-002A	US	13/093839	Published		Social Networking Window for Grandma
102	10-002B	US	13/093819	Allowed		Story-Tagged Photos
103	11-001	US	13/421811	Published		Global Translation Platforms
104	95-002	US	08/561668	Granted	5768382	Authenticated Outcomes
105	95-002X	US	08/677544	Granted	5970143	Authenticated Outcomes
106	95-003	US	08/570443	Granted	5825863	Limited Use Calling Card
107	95-005	US	08/622034	Granted	5923763	Timestamp
108	95-005	EP	97919895.9	Granted	0890238	Timestamp
109	95-005	GB	97919895.9	Granted	0890238	Timestamp
110	95-005	DE	69733644.1	Granted	0890238	Timestamp
111	95-005X	US	09/149024	Granted	6263438	Timestamp

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

4

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
112	95-006	US	08/628920	Granted	5828751	Authenticated Measurement
113	95-006-C1	US	12/491114	Allowed		Authenticated Measurement
114	95-006-C2	US	13/748945	Published		Authenticated Measurement
115	95-006X	US	09/149025	Granted	6289453	Authenticated Measurement
116	95-006XX	US	09/706646	Granted	6282648	Authenticated Measurement
117	96-001	US	08/635576	Granted	5779549	Online Tournaments
118	96-001-C1	US	09/028781	Granted	6224486	Online Tournaments
119	96-001-C2	US	09/768567	Granted	6425828	Online Tournaments
120	96-004	US	08/647301	Granted	5947747	Educational Software System
121	96-013	US	08/832832	Granted	6477513	Cryptographically Enabled Letters of Credit
122	96-013-C1	US	10/253192	Granted	6904418	Cryptographically Enabled Letters of Credit
123	96-013-C2	US	11/103906	Granted	7991698	Cryptographically Enabled Letters of Credit
124	96-013-C3	US	13/196546	Granted	8355991	Cryptographically Enabled Letters of Credit
125	96-013-C4	US	13/742328	Published		Cryptographically Enabled Letters of Credit
126	96-014	US	08/708968	Granted	5884272	Anonymous Communications
127	96-014	CA	2264912	Granted	2264912	Anonymous Communications
128	96-018	US	08/729426	Granted	5995976	Hyper Footnote
129	96-018-C1	US	09/422719	Granted	6449616	Hyper Footnote
130	96-024	US	08/749241	Granted	5884274	Foreign Exchange Insurance
131	96-024-C1	US	09/262810	Granted	6128598	Foreign Exchange Insurance
132	96-028	US	08/859722	Granted	6111953	Authenticated Data Stamps
133	96-059	US	08/919339	Granted	6163771	Single Use Credit Card
134	96-059-1	US	09/542676	Granted	7177835	Single Use Credit Card
135	96-059-1-C1	US	11/338152	Granted	7844550	Single Use Credit Card
136	96-059-C1	US	09/694191	Granted	7853529	Single Use Credit Card
137	96-059-C2	US	11/422986	Granted	8315948	Single Use Credit Card

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

5

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
138	96-059-C8	US	13/648263	Published		Single Use Credit Card
139	96-060	US	08/811703	Granted	6338049	User-Generated Traveler's Checks
140	96-060-C1	US	10/006575	Granted	7496537	User-Generated Traveler's Checks
141	96-067	US	08/821436	Granted	6209028	Call-in Parallel Audio Channel
142	96-067	EP	98910429.4	Granted	0974223	Call-in Parallel Audio Channel
143	96-067	GB	98910429.4	Granted	0974223	Call-in Parallel Audio Channel
144	96-067	FR	98910429.4	Granted	0974223	Call-in Parallel Audio Channel
145	96-067	DE	98910429.4	Granted	0974223	Call-in Parallel Audio Channel
146	96-067-C1	US	09/660579	Granted	7454776	Call-in Parallel Audio Channel
147	96-067-C2	US	12/272190	Granted	8402500	Call-in Parallel Audio Channel
148	96-067-C3	US	13/760225	Published		Call-in Parallel Audio Channel
149	96-082	US	08/831968	Granted	6131086	Prop Sales
150	96-094	CA	2276528	Granted	2276528	Prepaid Calling Card for 900 Number
151	96-094	US	08/777802	Granted	6246755	Prepaid Calling Card for 900 Number
152	96-095	US	09/224483	Granted	6597776	Prepaid Calling Card for 900 Number
153	96-108	US	08/815224	Granted	5970478	Customizable Credit Card
154	96-108-C1	US	09/365644	Granted	6374230	Customizable Credit Card
155	96-108-C2	US	09/654933	Granted	8001043	Customizable Credit Card
156	96-119	US	08/704314	Granted	5884270	Anonymous Communications
157	96-131	US	08/886006	Granted	6263505	Computer Enhanced Video
158	96-133	US	08/885570	Granted	6112185	Automated Offer Acceptance
159	96-146	US	08/826930	Granted	6014439	Free Calls While on Hold
160	96-146-C2	US	09/657338	Granted	6301354	Free Calls While on Hold
161	96-147	US	08/796132	Granted	5946388	Priority Phone Queuing System
162	96-149	US	08/932984	Granted	6208978	Security Deposit Guarantees
163	96-174	US	08/886256	Granted	6119093	Insurance Syndication
164	96-174-C1	US	09/469130	Granted	6937990	Insurance Syndication
165	96-176	US	08/832724	Granted	5978467	On-Hold Customer Service
166	96-176-C1	US	09/401471	Granted	6125178	On-Hold Customer Service
167	96-176-C2	US	09/616016	Granted	6314178	On-Hold Customer Service
168	96-176-C3	US	10/160552	Granted	6735300	On-Hold Customer Service

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

6

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
169	96-200	US	08/880404	Granted	6144948	Instant Credit Card Marketing
170	96-200-C1-1	US	11/927946	Published		Instant Credit Card Marketing
171	96-206	US	08/820499	Granted	6216111	Pay-to-Listen Telemarketing
172	96-207	US	08/883308	Granted	5945653	Function/POS Codes
173	97-010	US	08/862250	Granted	6377963	Personalized Outer-Wrap Index
174	97-018	US	08/843153	Granted	6088444	Priority Phone Queuing II
175	97-018-C1	US	09/360392	Granted	6222920	Priority Phone Queuing II
176	97-018-C2	US	09/633625	Granted	6487291	Priority Phone Queuing II
177	97-022	US	08/921868	Granted	6018718	Credit Card Rewards
178	97-022-C1	US	09/422415	Granted	6434534	Credit Card Rewards
179	97-033	US	08/889589	Granted	5970470	Subscription Groceries
180	97-033	AU	753036	Granted	753036	Subscription Groceries
181	97-034	US	08/943965	Granted	6119100	Discount Merchandise
182	97-034-C1	US	09/563715	Granted	6507822	Discount Merchandise
183	97-051	US	08/940265	Granted	6381582	POS Payments for Catalog Orders
184	97-052	US	08/916656	Granted	6107932	Remote Ticket Invalidation
185	97-054	US	08/920116	Granted	6119099	Spare Change Product Upsells
186	97-054-C1	US	09/442754	Granted	6598024	Spare Change Product Upsells
187	97-054-C2	US	10/625089	Granted	7587334	Spare Change Product Upsells
188	97-054-C3	US	12/420397	Granted	7801762	Spare Change Product Upsells
189	97-059	US	08/946508	Granted	6064987	POS Finance Options
190	97-059-1	US	09/264379	Granted	6336104	POS Finance Options
191	97-059-1-C1	US	09/654341	Granted	6980968	POS Finance Options
192	97-059-C1	US	09/490898	Granted	6330548	POS Finance Options
193	97-059-C2	US	10/033691	Granted	7454381	POS Finance Options
194	97-059-C5	US	11/425301	Granted	7895100	POS Finance Options
195	97-059-C6	US	13/031284	Granted	8121922	POS Finance Options
196	97-059-C7	US	13/401108	Allowed		POS Finance Options
197	97-059-C8	US	13/433008	Allowed		POS Finance Options
198	97-134	US	09/036131	Granted	5999596	Emergency Credit Card

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

7

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
199	97-134-C1	US	09/417182	Granted	6327348	Emergency Visa Card
200	97-324	US	08/997677	Granted	6199014	Driving Directions
201	97-557	US	09/045386	Granted	7272569	On/Off Spare Change
202	97-557-1-1	US	11/934958	Granted	7717784	On/Off Spare Change
203	97-561	US	09/045518	Granted	7072850	Spare Change Bins
204	97-563	US	09/076409	Granted	6298329	Selective Coupon Offering Spare Change
205	97-563-C1	US	09/643668	Granted	6876978	Selective Coupon Offering Spare Change
206	97-563-R1	US	10/678058	Granted	RE40186	Selective Coupon Offering Spare Change
207	97-564	US	09/045084	Granted	6223163	Spare Change Allocation of Upsells
208	98-007	US	09/049297	Granted	7240021	Progressive Groceries Discount
209	98-007-C1	US	11/668967	Granted	7406438	Progressive Groceries Discount
210	98-017	US	09/098481	Granted	7536349	Split Charge Credit Card
211	98-018	US	09/085424	Granted	6138105	Retail Package Offer System and Method
212	98-018-C1	US	09/571210	Granted	6601036	Retail Package Offer System and Method
213	98-020	US	09/083483	Granted	6298331	Spare Change Ovens
214	98-023	US	09/223164	Granted	6325284	"Look at Me" Credit Card
215	98-025	US	09/110626	Granted	6093026	Human Judgment
216	98-025-C1	US	09/396155	Granted	6616458	Human Judgment
217	98-030	US	09/106888	Granted	6282523	Certified Personal Checks
218	98-039	US	09/135179	Granted	6567787	Voice Recognition for Retail
219	98-043	US	09/166267	Granted	6687679	Progressive Groceries Discount
220	98-043-C1	US	10/728226	Granted	7194423	Progressive Groceries Discount
221	98-048	US	09/166405	Granted	6405174	Mall Traffic Controller
222	98-048-C1	US	10/118620	Granted	7099832	Mall Traffic Controller
223	98-048-C2	US	11/399143	Granted	7496523	Mall Traffic Controller
224	98-048-C3	US	12/111637	Published		Mall Traffic Controller
225	98-054	US	09/219220	Granted	6341268	Dynamically Priced Menus

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

8

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
226	98-057	US	09/221250	Granted	6720990	Internet Surveillance
227	98-057-C1	US	10/718327	Granted	7092006	Internet Surveillance
228	98-057-C2	US	11/424702	Granted	7602414	Internet Surveillance
229	98-057-C3	US	11/424708	Granted	7817182	Internet Surveillance
230	98-057-C4	US	11/424718	Granted	7602416	Internet Surveillance
231	98-057-C5	US	11/424724	Granted	7719565	Internet Surveillance
232	98-057-C5-R1	US	13/475029	Pending		Internet Surveillance
233	98-057-C6	US	11/424731	Granted	7605840	Internet Surveillance
234	98-057-C7	US	11/424738	Granted	7593033	Internet Surveillance
235	98-058	US	09/223899	Granted	6349295	Internet Spell Check
236	98-059	US	09/166339	Granted	6374240	License Plate Reader
237	98-060	US	09/157837	Granted	6052667	Switch 'n Save
238	98-078	US	09/224486	Granted	6445309	Toll Booth Upsells
239	98-084-C2	US	11/456245	Published		Pay Buyer to Bid
240	98-092	US	09/267489	Granted	6978248	Mailing List Testing Service
241	98-093	US	09/282132	Granted	6302844	Medical Monitoring - Continuous Input
242	98-099	US	09/283389	Granted	6988077	Retail Reseller Database
243	98-099-C1	US	11/263942	Granted	8458027	Retail Reseller Database
244	98-099-C3	US	13/907915	Pending		Retail Reseller Database
245	98-109-C4	US	12/938025	Granted	8234164	Retail Cross Subsidy
246	98-109-C5	US	13/559591	Allowed		Retail Cross Subsidy
247	98-110	US	09/221457	Granted	6415262	Subscription Groceries
248	98-112-C1	US	11/549435	Granted	7856379	Pre-Sale Data Broadcast
249	98-112-C3	US	13/366880	Allowed		Pre-Sale Data Broadcast
250	98-113	US	09/350875	Granted	7343319	Multi-Tier Volume Discounts
251	98-113-4-C1	US	12/592220	Granted	8260670	Multi-Tier Volume Discounts
252	98-113-4-C2	US	13/599137	Published		Multi-Tier Volume Discounts
253	98-116	US	09/260437	Granted	7162434	Retail Subscriptions
254	98-116-C1	US	11/611931	Granted	8015059	Retail Subscriptions
255	98-116-C2-1	US	13/397856	Published		Retail Subscriptions
256	98-117	US	09/260439	Granted	6658390	System for Exercising Buyout Provisions
257	98-117-C1	US	10/463708	Granted	7246072	System for Exercising Buyout Provisions

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

9

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
258	98-117-C2	US	11/456444	Granted	8046247	System for Exercising Buyout Provisions
259	98-117-C3	US	13/267982	Granted	8417580	System for Exercising Buyout Provisions
260	98-117-C4	US	13/769265	Allowed		System for Exercising Buyout Provisions
261	99-004	US	09/360422	Granted	7899710	Internet Price Packaging
262	99-004-C1	US	13/025814	Published		Ad Hoc Internet Price Packaging
263	99-007	US	09/282747	Granted	7827057	Cross-Subsidy Timing
264	99-007-C1	US	12/938046	Published		Cross-Subsidy Timing
265	99-012	US	09/316546	Granted	7729988	Credit Card R.O.C. w/Multiple Pay Lines
266	99-012-C1	US	12/791567	Published		Credit Card R.O.C. w/Multiple Pay Lines
267	99-018	US	09/282128	Granted	6513014	Human Judgment: Cable Version
268	99-025	US	09/505361	Granted	7006983	Partial Manufacturer Rebates
269	99-030-C1	US	12/228176	Granted	8447623	Retail Take It and Go
270	99-032-1	US	11/928572	Published		MLM Internet Coupons
271	99-037-C2	US	11/421669	Granted	7933893	Transactionally Enabled Documents
272	99-037-C4	US	11/421688	Granted	8041711	Transactionally Enabled Documents
273	99-037-C5	US	13/214276	Published		Transactionally Enabled Documents
274	99-062-1	US	11/423821	Granted	7899737	Intelligent Auto Bid Feature
275	99-062-1-C1	US	13/022189	Allowed		Intelligent Auto Bid Feature
276	99-062-2	US	11/423827	Granted	7801802	Intelligent Auto Bid Feature
277	99-077	US	09/538805	Granted	7251617	Subscription Groceries
278	99-077-1	US	11/768594	Granted	7613631	Subscription Groceries
279	99-077-1-C1	US	12/611365	Granted	8121899	Subscription Groceries
280	99-077-1-C2	US	13/400406	Granted	8285591	Subscription Groceries
281	99-077-1-C3	US	13/646145	Pending		Subscription Groceries
282	99-086	US	09/536791	Granted	7783537	Conditional Payment System
283	99-091-1	US	11/746696	Granted	8046265	PYS Matching System
284	99-091-1-C1-1	US	13/784443	Pending		PYS Matching System
285	99-099	US	09/609931	Granted	7383200	Surveys at a POS

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.

10

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

B (1). CERTAIN PATENT ASSETS** - LOTTERY

	Case Number	Ctry	Application Number	Application Status*	Patent Number	Short Titles
1	00-015	US	09/526834	Granted	6719631	Lottery Wager Allocation
2	00-019	US	09/608245	Granted	6688976	Give Me My Numbers Lottery
3	00-019-C1	US	10/730244	Granted	7704139	Give Me My Numbers Lottery
4	00-019-C10	US	12752327	Published		Give Me My Numbers Lottery
5	00-019-C3	US	11/424162	Granted	7722455	Give Me My Numbers Lottery
6	00-019-C4	US	11/424166	Granted	7682240	Give Me My Numbers Lottery
7	00-019-C8	US	11/531749	Granted	7690980	Give Me My Numbers Lottery
8	00-033	US	09/679186	Granted	7753772	Alternate Currency Wagering
9	00-065	US	09/930717	Granted	6964611	Walk Away Lottery
10	00-065-C1	US	11/199405	Granted	7837549	Walk Away Lottery
11	00-065-C3	US	11/424435	Granted	8388430	Walk Away Lottery
12	00-066	US	09/938977	Granted	6773345	Lottery Play Aggregation
13	03-043	US	10/457101	Granted	7351142	Fractional Lottery
14	04-021-C1	US	11/424402	Granted	7811166	Conditional Lottery System
15	04-021-C2	US	11/424408	Granted	7789745	Conditional Lottery System
16	04-021-C3	US	11/424418	Granted	7674171	Conditional Lottery System
17	04-040	US	10/914690	Granted	7582012	Lottery Play Aggregation
18	04-040-C1	US	11/424598	Granted	7727063	Lottery Play Aggregation
19	04-040-C4	US	12/791813	Granted	8348743	Lottery Play Aggregation
20	05-062	US	11/814763	Granted	7,909,326	Lottery Scratch Packs
21	05-067-C1	US	13/494509	Published		Lottery Wrapped Static Content DVDs
22	07-013	US	12/600422	Allowed		Walk Away Monopoly
23	07-016	US	12/234144	Published		Lottery Ringtones
24	08-010-C1	US	13/735010	Published		Converting Breakage to Lottery Entries
25	08-014	US	12/425899	Granted	8272936	Mix-and-Match Lotto Teams
26	08-016	US	12/425378	Granted	8202152	Two Stage Lottery
27	08-016-C1	US	13/527230	Allowed		Two Stage Lottery
28	08-031	US	12/605150	Granted	8226465	Lottery Social Play Platform
29	09-006	US	12/889382	Published		Shared Virtual Lottery Ticket
30	95-007X	AU	52850/98	Granted	724858	Off-line Lottery
31	95-007X	US	08/624998	Granted	5871398	Off-line Lottery
32	95-007X	JP	09-505267	Granted	3632133	Off-line Lottery
33	95-007X	EP	96923577.9	Granted	0956117	Off-line Lottery
34	95-007X	AU	770698	Granted	770698	Off-line Lottery
35	95-007X	GB	96923577.9	Granted	0956117	Off-line Lottery

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.
** These Certain Patent Assets (B (1-3)) are subject to Section 8.8 of the Merger Agreement.

11

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status *	Patent Number	Short Titles
36	95-007X-C1	US	09/063590	Granted	6402614	Off-line Remote Lottery
37	95-007X-C2	US	10/145964	Granted	6607439	Off-line Remote Lottery
38	95-007X-C3	US	10/620260	Granted	6942570	Off-line Remote Lottery
39	95-007X-C4	US	11/057665	Granted	7008318	Off-line Remote Lottery
40	95-007X-C5	US	11/304103	Granted	7285045	Off-line Remote Lottery
41	95-007X-C6	US	11/426959	Granted	7303468	Off-line Lottery
42	95-007X-C7	US	11/426963	Granted	7887405	Off-line Lottery
43	95-007XX	US	08/858123	Granted	6024640	Off-line Remote Lottery
44	97-006	US	08/822709	Granted	6267670	Fractional Lottery Tickets
45	97-006-C1	US	09/836409	Granted	6582304	Fractional Lottery Tickets
46	97-006-C2	US	10/424362	Granted	6887153	Fractional Lottery Tickets
47	97-006-C3	US	11/058653	Granted	7479060	Fractional Lottery Tickets
48	97-006-C4	US	11/425211	Granted	7547251	Fractional Lottery Tickets
49	97-006-C5	US	11/425228	Granted	7494417	Fractional Lottery Tickets
50	97-006WO	CA	2284662	Granted	2284662	Fractional Lottery Tickets
51	97-006WO	AU	776323	Granted	776323	Fractional Lottery Tickets
52	97-035	US	09/052295	Granted	6086477	Never Lose Lotto
53	97-035-C1	US	09/568484	Granted	6599186	Never Lose Lotto
54	97-035-C2	US	10/623046	Granted	6908382	Never Lose Lotto
55	97-035-C3	US	11/136043	Granted	7300349	Never Lose Lotto
56	97-035-C4	US	11/424906	Granted	7387569	Never Lose Lotto
57	97-035-C5	US	11/424911	Granted	7384332	Never Lose Lotto
58	97-035-C6	US	11/424912	Granted	7384333	Never Lose Lotto
59	97-035-C7	US	12/135758	Granted	7780514	Never Lose Lotto
60	97-036	US	08/912185	Granted	6146272	Conditional Lottery Ticket
61	97-036-C1	US	09/627192	Granted	6325716	Conditional Lottery Ticket
62	97-036-C2	US	10/162823	Granted	6733387	Conditional Lottery Ticket
63	97-429	US	09/001901	Granted	6250685	Scratch Ticket Video Poker
64	97-429-1	US	09/434270	Granted	6224055	Scratch Ticket Video Poker
65	97-429-1-C1	US	09/664957	Granted	6572107	Scratch Ticket Video Poker
66	97-558	US	09/045036	Granted	7606729	Fractional Lottery Tickets
67	98-076	US	09/596008	Granted	6676126	Scratch-Off Pachinko
68	98-076-C2	US	12/612460	Granted	8042809	Scratch-Off Pachinko
69	99-045	US	09/528595	Granted	6497408	Meta-Game - Lottery
70	99-045-C1	US	10/272125	Granted	7052394	Meta-Game - Lottery
71	99-045-C2	US	11/373725	Granted	8100749	Meta-Game - Lottery
72	99-045-C3	US	11/424962	Published		Meta-Game - Lottery
73	99-045-C4	US	11/424973	Published		Meta-Game - Lottery
74	99-112-C3	US	13/226191	Granted	8366544	Stored Outcomes on a PDA
75	99-112-C4	US	13/734034	Published		Stored Outcomes on a PDA

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.
** These Certain Patent Assets (B (1-3)) are subject to Section 8.8 of the Merger Agreement.

12

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

B (2). CERTAIN PATENT ASSETS** - CASINO & GAMING

Case Number	Ctry	Application Number	Application Status*	Patent Number	Short Titles
1	01-006	US	10/121263	Granted	7040987	Slot Machine Customization via Internet
2	01-006-C1	US	11/406130	Published		Slot Customization via Internet
3	01-039	US	09/962065	Granted	7033276	Identification Triggered Slot Play
4	01-039-C3	US	11/423913	Published		Identification Triggered Slot Play
5	01-047	US	10/023149	Granted	6884167	Game of Knowledge Tournament System
6	02-034-C2	US	13/610837	Published		Authenticated Slot Machine Info
7	02-073-C1	US	11/934856	Granted	7524245	Securing Electronic Games of Skill
8	02-073-C2	US	12/430686	Published		Securing Electronic Games of Skill
9	03-008-C3	US	12/030522	Granted	8016658	Interpull Aggregation
10	03-020	AU	2004216719	Granted	2004216719	Surrender Your Equity
11	03-025-C1	US	12/511536	Published		Finite Object Slot Game
12	03-068WOAU	US	2005228436	Granted	2005228436	Best Ball Team Bonus Round
13	04-062	US	11/311505	Granted	7922579	Discard Video Poker with Ace Collection
14	07-010	US	12/377441	Published		Best Ball Blackjack
15	07-014	US	12/136667	Granted	8147322	Binder of 50 Applications
16	07-014-C1	US	13/400871	Allowed		Application into MP Max Bet
17	08-003	US	12/098074	Published		Group Blackjack Sessions
18	94-001-C10	US	12/107143	Published		Remote Gaming System
19	94-001-C4	US	10/273808	Granted	6935952	Remote Gaming System
20	94-001X	ZA	95/0877	Granted	95/0877	Remote Gaming System
21	94-001X	TT	17/1995	Granted	17/1995	Remote Gaming System
22	94-001X	AU	80254/94	Granted	698557	Remote Gaming System
23	94-001X	CA	2137498	Granted	2137498	Remote Gaming System
24	94-001X	IT	MI95A00164	Granted	1281324	Remote Gaming System
25	94-001X	GB	9425080.0	Granted	2287342	Remote Gaming System
26	94-001X	FR	9501081	Granted	9501081	Remote Gaming System
27	94-001X	HT	N/A	Granted	232/5	Remote Gaming System
28	94-001X	AU	91377/01	Granted	770321	Remote Gaming System
29	94-001X	AU	2004222712	Granted	2004222712	Remote Gaming System
30	94-001X	AU	2008201144	Granted	2008201144	Remote Gaming System
31	94-001XXX	US	08/766576	Granted	6527638	Remote Gaming System
32	96-012	US	08/775588	Granted	6099408	Participatory Randomness

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.
** These Certain Patent Assets (B (1-3)) are subject to Section 8.8 of the Merger Agreement.

13

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status*	Patent Number	Short Titles
33	96-012	CA	2276608	Granted	2276608	Participatory Randomness
34	96-012	AU	56219/98	Granted	741888	Participatory Randomness
35	96-012	AU	97372/01	Granted	777376	Participatory Randomness
36	96-012	EP	97952659.7	Published		Participatory Randomness
37	96-012-C1	US	09/488608	Granted	6264557	Participatory Randomness
38	96-012-C2	US	09/895648	Granted	6450885	Participatory Randomness
39	96-126	US	08/885157	Granted	6193606	Game of Knowledge Add-On
40	96-126-C1	US	09/713046	Granted	6331144	Game of Knowledge Add-On
41	96-136	US	08/775388	Granted	6110041	Customizations from Tracking Card
42	96-136-C1	US	09/481204	Granted	6293866	Customizations from Tracking Card
43	96-217	US	08/888049	Granted	6203427	Virtual Punchboard
44	96-217-C1	US	09/765165	Granted	6790139	Virtual Punchboard
45	98-010	US	09/164473	Granted	6203430	Interpull Aggregation
46	98-035	US	09/157232	Granted	6328648	Hot Slot Virus
47	98-035-C1	US	10/007874	Granted	6648762	Hot Slot Virus

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.
** These Certain Patent Assets (B (1-3)) are subject to Section 8.8 of the Merger Agreement.

14

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

B. (3) CERTAIN PATENT ASSETS** - VENDING

	Case Number	Ctry	Application Number	Application Status*	Patent Number	Short Titles
1	00-069-C1	US	10/994913	Granted	7218991	Jukebox Vending Machine
2	00-069-C1-1	US	11/745876	Granted	7726562	Jukebox Vending Machine
3	00-069-C2	US	11/745796	Granted	7577496	Jukebox Vending Machine
4	02-007	US	10/095372	Granted	7233912	Vending Packages
5	02-007-C2	US	11/761826	Published		Auto Defined Vending Packages
6	03-039	JP	2006-533485	Granted	4478154	Vending Machine Profit Manager
7	03-039	AU	2004244307	Granted	2004244307	Vending Machine Profit Manager
8	03-039-C2	US	11/426332	Granted	7347364	Vending Machine Profit Manager
9	03-039-C4	US	13/042021	Published		Vending Machine Profit Management
10	03-050	US	10/968282	Granted	7389919	Vending Machine Fulfillment of POS Promotions
11	03-050-C1	US	11/948114	Published		Vending Machine Fulfillment of POS Promotions
12	03-055	US	10/966407	Granted	7894936	Revenue Managed Vending II
13	03-059	US	10/951296	Granted	8041453	Operator Load Processes
14	03-059	EP	04789534.7	Published		Operator Load Processes
15	03-059-C1	US	13/233546	Published		Operator Load Processes
16	03-060	US	11/057904	Published		Forced Inactive Vending Machine Gift Certificates
17	03-061	US	10/581588	Granted	7739181	Soda Cards
18	03-061-C1	US	12/775705	Granted	8234207	Soda Cards
19	03-061-C2	US	13/561863	Allowed		Soda Cards
20	03-065	US	11/063714	Granted	7353080	Health Trivia Vending Machine
21	03-065-C1	US	12/031323	Granted	7,912580	Health Trivia Vending Machine
22	04-009	US	11/538293	Published		Cashless Change Vending
23	04-012	AU	2004262431	Granted	2004262431	Take 2 Vending With More Embodiments
24	04-012	JP	2006-522149	Granted	4478149	Take 2 Vending With More Embodiments
25	04-012	CA	2532961	Pending	2532961	Take 2 Vending With More Embodiments
26	04-012A-C1	US	11/426204	Granted	7499769	Take 2 Vending With More Embodiments
27	04-012A-C1-1	US	12/368369	Granted	8068933	Take 2 Vending With More Embodiments

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.
** These Certain Patent Assets (B (1-3)) are subject to Section 8.8 of the Merger Agreement.

15

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

Case Number	Ctry	Application Number	Application Status*	Patent Number	Short Titles
28	04-012A-C2-1	US	11/877109	Granted	7912581	Take 2 Vending With More Embodiments
29	04-012A-C3-1	US	11/877182	Granted	7865265	Take 2 Vending With More Embodiments
30	04-012B-C3	US	11/426186	Published		Take 2 Vending With More Embodiments
31	04-020	US	11/571062	Granted	8131595	Vending Machine Memberships
32	04-039	JP	2007-521559	Granted	4443605	Nutritional Content Screen
33	04-039	US	11/719441	Granted	7783381	Nutritional Content Screen
34	04-047	US	11/078938	Granted	7216754	Bill Validator Acceptance Setting
35	04-047-C1	US	11/456392	Granted	7643902	Bill Validator Acceptance Setting
36	04-047-C2	US	11/456398	Granted	7641036	Bill Validator Acceptance Setting
37	05-009	US	11/376488	Published		WiFi Vending
38	05-009-C1	US	13/365962	Published		WiFi Vending
39	05-012	US	11/398378	Granted	7627496	EZ Code Account Management
40	05-012-C1	US	12/589788	Published		EZ Code Account Management
41	05-017	US	11/418603	Published		Vending Machine Email Marketing System
42	05-032	US	11/530279	Granted	7826923	Static Combo Vending
43	08-001	US	12/808199	Allowed		Social and Retail Hotspots
44	08-001	JP	2010/541580	Granted	5184650	Social and Retail Hotspots
45	08-001	JP	2013-005275	Pending		Social and Retail Hotspots
46	08-001	EP	09701094.6	Published		Social and Retail Hotspots
47	97-070	US	08/947798	Granted	7546277	Revenue Managed Vending
48	97-070-1	US	11/926768	Granted	7711658	Revenue Managed Vending
49	97-070-3	US	11/926948	Granted	7894937	Revenue Managed Vending
50	97-071	US	08/966608	Granted	5988346	Subscription Vending
51	97-071	JP	2000-519832	Granted	3848533	Subscription Vending
52	97-071	CA	2302753	Granted	2302753	Subscription Vending
53	97-071-C1	US	09/353269	Granted	6085888	Subscription Vending
54	97-071-C2	US	09/545596	Granted	6298972	Subscription Vending
55	97-430	US	09/012163	Granted	6397193	Package Vending Deals
56	97-434	US	09/152905	Granted	6161059	Pay-to-Listen Vending
57	97-434-C1	US	09/635111	Granted	6317649	Pay-to-Listen Vending
58	97-434-C2	US	10/012132	Granted	6658323	Pay-to-Listen Vending
59	98-008	US	09/052093	Granted	6230150	Dynamic Vending Pricing Network
60	98-038	US	09/218085	Granted	7587333	Mystery Vending
61	98-040	US	09/164670	Granted	6324520	Vending Machine Demand Tracking
62	98-119	US	09/345092	Granted	7249050	Vending Machine Temptress
63	98-119-C1	US	11/456342	Granted	7451892	Mystery Code Vending
64	98-119-C2	US	11/456355	Granted	7885726	Substitute Product Vending

*Status of each patent and patent application, including any re-examination proceedings are a matter of public record and is available at uspto.gov, which is incorporated herein by reference. Walker Digital has granted certain licenses in connection with certain of the above-referenced patents.
** These Certain Patent Assets (B (1-3)) are subject to Section 8.8 of the Merger Agreement.

16

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

C. LITIGATION

1	See Schedule 4.9(a)

D. SERVICE CONTRACTS

	Party	Service
1	IP Navigation	Consultant
2	Conquest eDiscovery	eDiscovery
3	IKON	Document
4	RAK	Lead Counsel
5	Simon Law Firm	Lead Counsel
6	Denton	Lead Counsel
7	Bayard	Local Counsel
8	Stamoulis	Lead Counsel
9	Tarek Fahmi	Prosecution
10	Shaked & Co	Prosecution
11	Dan Tedesco	Consulting
12	John Packes	Consulting
13	Magda Fincham	Consulting
14	Mike Downs	Consulting
16	IP Shakti, LLC	Consulting

E. CONTRIBUTION AGREEMENTS

1	See Schedule 4.19

F. TANGIBLE ASSETS

1	See Schedule 4.17

17

SCHEDULE 6.5

CONTRIBUTION OF ASSETS

G. URL

Domain
1	PatentProperties.com
2	IPLicense.com
3	ascppl.com
4	ascsppl.com
5	aselppl.com
6	aseppl.com
7	asfppl.com
8	asilpp.com
9	asippl.com
10	aslpp.com
11	asolp.com
12	asrppl.com
13	asulp.com
14	firstinventorpatentholdings.com
15	firstinventorpatents.com
16	globalpatentproperties.com
17	ippackagelicense.com
18	packagelicensing.com
19	patent-properties.com
20	patentpackagelicense.com
21	patentpropertiesinc.com
22	uspatentproperties.com
23	worldwidepatentproperties.com
24	aspatt.com
25	iplglobal.com
26	packagelicense.com
27	wdpatentsolutions.com

H. ASPATT

The automated system for patents and tech transfer (ASPATT) business plan and know-how.

18